Exhibit 1.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (this “Agreement”), entered into as of May 14, 2021 (the “Effective Date”), is entered into by and between LianBio Respiratory Limited, a company limited by shares organized and existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Lian”), and Landos BioPharma, Inc., a Delaware corporation (“Landos”).

INTRODUCTION

WHEREAS, Lian wishes to obtain from Landos and Landos wishes to grant to Lian certain rights and licenses under intellectual property owned or controlled by Landos to Develop, Manufacture, and Commercialize Licensed Products in the Field in the Territory (each as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless the context clearly indicates otherwise, the following terms used in this Agreement will have the meanings set forth in this Article 1 (Definitions):

1.1       “Accounting Standards” means, with respect to a Person, generally accepted accounting principles (“GAAP”) as practiced in the United States or applicable international standards followed by such Person.

1.2       “Acquired Party” has the meaning set forth in Section 2.9(c) (Business Combinations).

1.3       “Acquirer” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.

1.4       “Action” means any claim, action, cause of action, or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

1.5       “Active Ingredient” means those active materials that provide pharmacological activity in a pharmaceutical or biologic product [***].

1.6       “Additional Product” means any pharmaceutical compound or product, other than a Compound or Licensed Product, that has the same mechanism of action as any Compound and is being Developed by Landos for use outside the Territory.

1.7       “Additional Product License” has the meaning set forth in Section 2.10 (Right of Negotiation).

1.8       “Adverse Event” or “AE” means any untoward medical occurrence associated with the use of a product in human subjects, whether or not considered related to such product. An AE does not necessarily have a causal relationship with a product, that is, an AE can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such product.

1.9       “Affiliate” means, with respect to any Person, any entity controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists. For purposes of this definition, “control” means (i) direct or indirect ownership of more than 50% of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, however, that such ownership interest provides actual control over such Person), (ii) status as a general partner in any partnership, or (iii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Affiliates of a Party exclude Persons who are financial investors of such Party or under common control of such financial investors other than such Party and its subsidiary entities.

1.10      “Agreement” has the meaning set forth in the Preamble.

1.11      “Alliance Manager” has the meaning set forth in Section 5.7(a) (Appointment).

1.12      “Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including, to the extent applicable, the Corruption of Foreign Public Officials Act (CFPOA), the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, and similar laws governing corruption and bribery, whether public, commercial or both.

1.13      “Average Cost Per Patient” means the [***] in the Territory for a particular Global Phase III Trial, as reasonably estimated by Lian or its then-current CRO at the time of commencement of such Global Phase III Trial.

1.14      “Breaching Party” has the meaning set forth in Section 12.3(a) (Termination of Material Breach).

1.15      “Business Day” means any day, other than a Saturday or a Sunday, on which the banks in New York, Beijing, Hong Kong, and Cayman Islands are open for business.

1.16      “Calendar Quarter” means each of the three month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year.

1.17      “Calendar Year” means, for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2020, and for each Calendar Year thereafter each 12-month period commencing on January 1, and ending on December 31, except that the last Calendar Year will commence on January 1 of the year in which this Agreement expires or terminates and end on the effective date of such expiration or termination.

1.18      “CDE” means the Center for Drug Evaluation of the NMPA.

1.19      “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable Party (including the issuance or sale of securities for financing purposes) or changing the form or jurisdiction of organization of such Party will not be deemed a “Change of Control” for purposes of this Agreement.

1.20      “Clinical Trial” means a trial in which human subjects or patients are dosed with a drug, whether approved or investigational.

1.21      “Clinical Supply Agreement” has the meaning set forth in Section 4.1 (Supply Agreement).

1.22      “CMC” means the Chemistry, Manufacturing, and Controls portion of any Regulatory Filing.

1.23      “CMC Data” means any data included in the CMC portion of a Regulatory Filing or in any supporting development reports thereto, in each case, with respect to any Licensed Product in any country in the world.

1.24      “Combination Product” means a Licensed Product that (a) contains or comprises both (i) the Compound and (ii) at least one additional Active Ingredient other than a Compound, whether packaged together or in a single finished dosage form, (b) sold for a single invoice price together with any (i) delivery device or component therefor, (ii) companion diagnostic related to any Licensed Product, or (iii) product, process, service, or therapy other than the Licensed Product (such additional Active Ingredient and each of (i) – (iii), an “Other Component”) or (c) that is defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent.

1.25      “Commercial Supply Agreement” has the meaning set forth in Section 4.1 (Supply Agreement).

1.26      “Commercialization” means any and all activities related to the pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing and exporting for sale, having imported and exported for sale, distribution, having distributed, customer service and support, and post-marketing safety surveillance and reporting of a product (including the Licensed Product), but not including Development activities or Manufacturing. “Commercializing” or “Commercialize” will be construed accordingly.

1.27      “Commercially Reasonable Efforts” means, [***].

1.28      “Competitive Product” means [***].

1.29      “Compound” means (a) Landos’ proprietary compounds known as BT-11 and NX-13, the chemical structure of which is set forth on Schedule 1.29 (Licensed Compounds), and (b) any [***].

1.30      “Confidential Information” means (a) all trade secrets or confidential or proprietary information (including any tangible materials embodying any of the foregoing) of the disclosing Party or its Affiliates provided or disclosed to the other Party or any of its Affiliates in connection with this Agreement or disclosed in connection with the Term Sheet, and (b) the terms and conditions of this Agreement; provided, however, that Confidential Information will not include information that:

(i)       is published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge, or the like through no breach of this Agreement on the part of the receiving Party;

(ii)       is in the receiving Party’s possession prior to disclosure by the disclosing Party hereunder, and not through a prior disclosure by the disclosing Party, without any obligation of confidentiality with respect to such information;

(iii)       is subsequently received by the receiving Party from a Third Party who is not known by the receiving Party to be under an obligation of confidentiality to the disclosing Party; or

(iv)       is independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information.

1.31      “Contract Manufacturing Organization” or “CMO” means any Third Party contract manufacturing organization.

1.32      “Control” or “Controlled” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Filings, intangible Know-How, or other Intellectual Property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Filings, intangible Know-How, or other Intellectual Property on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense. Notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any Patent Rights, Know-How, Regulatory Filing, Regulatory Approval, or other property right that are owned or in-licensed by an Acquirer except (i) with respect to any such Patent Rights, Know-How, Regulatory Filing, Regulatory Approval, or other property right arising from active participation by employees or consultants of the Acquirer in the Development, Manufacture, or Commercialization of Licensed Products in the Field after such Change of Control, or (ii) to the extent that any such Patent Rights, Know-How, Regulatory Filing, Regulatory Approval, or other property right are included in or used in furtherance of the Development, Manufacture, or Commercialization of Licensed Products in the Field by the Acquirer after such Change of Control.

1.33      “Cover,” “Covering,” or “Covered” means, when referring to the Licensed Product: (a) with respect to an issued Patent Right, that, in the absence of a license granted to a Person under an issued claim included in such Patent Right, the manufacture, use, sale, offer for sale or import by such Person of a specified activity with respect to such Licensed Product would infringe such claim, or (b) with respect to an application for Patent Rights, that, in the absence of a license granted to a Person under a claim included in such application, the manufacture, use, sale, offer for sale or import by such Person of such Licensed Product would infringe such claim if such patent application were to issue as a patent.

1.34      “CRO” means a Third Party contract research organization.

1.35      “Development” means all internal and external research, development, and regulatory activities related to pharmaceutical or biologic products, including (a) research, non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical or biologic product regarding the foregoing, but excluding activities directed to Manufacturing or Commercialization. Development will include development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such region). “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.36      “Development Milestone Event” has the meaning set forth in Section 6.1(b) (Development Milestone Payment).

1.37      “Development Milestone Payment” has the meaning set forth in Section 6.1(b) (Development Milestone Payment).

1.38      “Development Plan” means the Territory-Specific Development Plan and the Global Development Plan, collectively.

1.39      “Dollars” or “US$” means United States dollars.

1.40      “Effective Date” has the meaning set forth in the Preamble.

1.41      “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.42      “Field” means all uses or indications.

1.43      “First Commercial Sale” means with respect to the Licensed Product in any Region in the Territory, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such Region after the Marketing Authorization for such Licensed Product has been obtained in such Region and where the sale results in a recordable Net Sale. First Commercial Sale excludes transfers of Licensed Product to Third Parties as bona fide samples, for the performance of Clinical Trials or other Development purposes, or for any expanded access program, or any compassionate sales or use program in accordance with applicable Law.

1.44      “Force Majeure” has the meaning set forth in Section 14.9 (Force Majeure).

1.45      “Fully Burdened Manufacturing Cost” means, with respect to any Licensed Product (or the Compound contained therein) supplied by or on behalf of Landos to Lian:

(a)       if such Licensed Product (or the Compound contained therein) (or any precursor or intermediate thereof) is Manufactured by a CMO, the actual CMO costs of such Manufacturing incurred by or on behalf of Landos, including [***]; or

(b)       if such Licensed Product (or the Compound contained therein) (or any precursor or intermediate thereof) is manufactured by Landos or its Affiliate, the actual, fully burdened cost of such manufacturing, including [***].

1.46      “GCP” or “Good Clinical Practice” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) as set forth in the PRC Good Clinical Practice for Pharmaceuticals effective as of September 1, 2003 and its subsequent amendments, (d) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (e) the equivalent applicable Laws in any relevant Region, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.47      “Generic Product” means, with respect to a particular Licensed Product in a Region, any product that (a) has Regulatory Approval for use in such Region pursuant to a regulatory process governing approval of generic or interchangeable pharmaceutical products based on the then-current standards for Regulatory Approval in such Region, where such Regulatory Approval relied on or incorporated clinical data generated by either Party to this Agreement or their Affiliates or Sublicensees, or was obtained using an abbreviated, expedited or similar process, (b) during the Royalty Term is not owned or licensed by Lian under this Agreement; and (c) is sold in the same Region as the relevant Licensed Product by a Third Party that is not a Sublicensee or Affiliate of Lian and that did not purchase such product in a chain of distribution that included Lian or its Affiliates or its or their Sublicensees.

1.48      “Global Development Plan” has the meaning set forth in Section 3.2(b) (Global Development Plan).

1.49      “Global Phase III Trial” means a global registrational Phase III Trial that is included under the Global Development Plan.

1.50      “Global Trial” has the meaning set forth in Section 3.3(a) (Global Phase III Trial Participation).

1.51      “GLP” or “Good Laboratory Practice” means all applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, the PRC Good Clinical Practice effective as of September 1, 2003, or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD), and such standards of good laboratory practice as are required by the equivalent applicable Laws in the relevant Region and other organizations and governmental agencies in countries in which the Licensed Product is intended to be sold by the Party that is subject to such standards.

1.52      “GMP” or “Good Manufacturing Practice” means all applicable then-current standards for Manufacturing, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. §§ 201, 211, 600 and 610 and all applicable FDA guidelines and requirements, (b) European Directive 2003/94/EC for medicines and investigational medicines for human use and the applicable guidelines stated in the Eudralex guidelines, (c) Pharmaceutical Good Manufacturing Practice of the PRC effective as of March 1, 2011 and its appendices, (d) the principles detailed in the applicable ICH guidelines, (e) the conduct of an inspection by a Qualified Person (as defined therein) and the execution by such Qualified Person of an appropriate certification of inspection and (f) the equivalent applicable Laws in any relevant Region, each as may be amended and applicable from time to time.

1.53      “Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative, or taxing authority or functions of any nature pertaining to government.

1.54      “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.55      “Indemnified Party” means a Person entitled to indemnification under Article 10 (Indemnification; Damages).

1.56      “Indemnifying Party” means a Party from whom indemnification is sought under Article 10 (Indemnification; Damages).

1.57      “Indication” means each separate and distinct disease, disorder, illness, health condition, or interruption, cessation or disruption of a bodily function, system, tissue type or organ, for which a separate Regulatory Approval Application is required to be filed to obtain Regulatory Approval.

1.58      “Infringement” has the meaning set forth in Section 7.3 (Third Party Infringement).

1.59      “Infringement Action” has the meaning set forth in Section 7.3(b) (Lian First Right).

1.60      “Infringement Claim” has the meaning set forth in Section 7.4 (Claimed Infringement).

1.61      “Intellectual Property” means all Patent Rights, rights to Inventions, copyrights, design rights, trademarks, trade secrets, Know-How, materials, and all other intellectual property rights (whether registered or unregistered), and all applications and rights to apply for any of the foregoing anywhere in the world.

1.62      “Invention” has the meaning set forth in Section 7.1(a) (Assignment Obligation).

1.63      “Joint Know-How” means Know-How developed or invented jointly by a Party’s or its Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any persons contractually required to assign or license such Know-How to such Party or any Affiliate of such Party, on the one hand, and the other Party’s or its Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to such Party or any Affiliate of such Party, on the other hand, in the performance of activities under this Agreement during the Term.

1.64      “Joint Patent Right” means any Patent Right claiming any Invention conceived jointly by employees, contractors, or agents of Lian or its Affiliates, on the one hand, and employees, contractors, or agents of Landos or its Affiliates, on the other hand.

1.65      “JSC” has the meaning set forth in Section 5.1 (Formation; Purposes and Principles).

1.66      “Know-How” means all proprietary chemical and biological materials and other tangible materials, inventions, practices, methods, protocols, formulae, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, information, data and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, whether patentable or otherwise.

1.67      “Landos” has the meaning set forth in the Preamble.

1.68      “Landos Indemnified Party” has the meaning set forth in Section 10.2 (Indemnification by Lian).

1.69      “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, decrees, judgments or ordinances of any Governmental Authority, or any license, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.70      “Lian” has the meaning set forth in the Preamble.

1.71      “Lian Indemnified Party” has the meaning set forth in Section 10.1 (Indemnification by Landos).

1.72      “Lian Technology” means the Patent Rights and Know-How Controlled by Lian, its Affiliates or Sublicensees as of the effective date of termination of this Agreement, that (a) Cover any Inventions and (b) are used or applied as of the date of such termination in the Development, Manufacture or Commercialization of the Compounds or Licensed Products in the Field.

1.73      “Lian Trademark” has the meaning set forth in Section 4.4(c) (Trademarks).

1.74      “Licensed Know-How” means any and all Know-How owned or Controlled by Landos or any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for the Development, Manufacture, or Commercialization of any Compound or Licensed Product in the Territory, but excluding any Joint Know-How.

1.75      “Licensed Mark(s)” means any Trademark(s) that Landos or its Affiliates registers with a Governmental Authority in any Region in the Territory to be used in connection with the Commercialization of a Licensed Product.

1.76      “Licensed Patent Rights” means any and all Patent Rights that are owned or Controlled by Landos or any of its Affiliates as of the Effective Date or at any time during the Term that (a) Cover the Licensed Know-How or (b) are otherwise necessary or reasonably useful for the Development, Manufacture, or Commercialization of any Compound or Licensed Product in the Field in the Territory. The Licensed Patent Rights as of the Effective Date are listed in Schedule 1.76 (Licensed Patents). The Licensed Patent Rights (i) include any Patent Rights claiming Product Inventions that are Controlled by Landos or its Affiliates, and (ii) exclude any Joint Patent Rights.

1.77      “Licensed Product” means any product containing the Compound in any formulation or dosage form, or as part of any combination that has been or is being Developed by Landos outside the Territory. For clarity, no rights or licenses are granted under this Agreement by Landos to Lian with respect to any Active Ingredient Controlled by Landos or its Affiliates included in a combination product that is not a Compound.

1.78      “Licensed Technology” means collectively Licensed Patent Rights, Licensed Know-How and Landos or its Affiliates’ interests in the Joint Know-How and Joint Patent Rights.

1.79      “Losses” means damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, taxes, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), in each case, resulting from an Action.

1.80      “Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding activities directed to Development or Commercialization. “Manufacturing” or “Manufactured” will be construed accordingly.

1.81      “Marketing Authorization” means the grant of all necessary final or conditional permits, registrations, authorizations, licenses, and approvals (or waivers) required for the Commercialization of the Licensed Product for use in the Field and in the Territory, including any Regulatory Approval for sale or marketing, and, where applicable, Pricing and Reimbursement Approvals.

1.82      “Milestone Payments” means Development Milestone Payments and Sales Milestone Payments.

1.83      “Negotiation Period” has the meaning set forth in Section 2.10 (Right of Negotiation).

1.84      “Net Sales” means the net sales recorded by Lian or any of its Affiliates or Sublicensees (for the purpose of this definition, “Sublicensees” will not include any distributors or wholesalers) (each of the foregoing Persons, a “Selling Party”) for any Licensed Product sold to Third Parties other than Sublicensees, less the following deductions calculated in accordance with the Accounting Standards, consistently applied throughout the Territory by the relevant Selling Party to the extent allocated to such Licensed Product and actually taken, paid, accrued, allowed, included, or allocated, based on good faith estimates, in the gross sales price with respect to such sales, as set forth below:

(a)       [***];

(b)       [***];

(c)       [***];

(d)       [***]; and

(e)       [***].

Net Sales will be calculated only once for the first bona fide arm’s length sale of the Licensed Product to a Third Party that is not a Selling Party. Net Sales does not include (a) any sale of such Licensed Product to or between Lian, its Affiliates or its or their Sublicensees for further sale by such entity (but includes the subsequent sale by such entity to a Third Party that is not a Selling Party), (b) samples of Licensed Product used to promote additional Net Sales, in amounts consistent with normal business practices of a Selling Party, or (c) any use of such Licensed Product as bona fide samples, as donations, for Clinical Trials or other Development purposes, or for any expanded access program or compassionate sales or use program in accordance with applicable Law (provided, that, in each case such sales are at or below cost).

In the event that a Licensed Product is sold as a Combination Product, Net Sales, for the purposes of determining royalty payments on the Combination Product, shall mean the gross amount collected for the Combination Product less the deductions set forth in clauses (a) - (f) above, multiplied by a proration factor that is determined as follows:

(i)       If all Other Components of the Combination Product were sold separately during the same or immediately preceding Calendar Quarter, the proration factor shall be determined by the formula [A / (A+B)], where A is the average gross sales price of all Licensed Product components containing only the Compound as its Active Ingredient during such period when sold separately from the other component(s), and B is the average gross sales price of the Other Components during such period when sold separately from the Compound (as applicable);

(ii)       If the Licensed Product components containing only the Compound as its Active Ingredient are sold separately from the Other Components, but the Other Components in such Combination Product are not sold separately, then the proration factor shall be determined by the formula [A / C], where A is the average gross sales price of all Licensed Product components containing only the Compound as its Active Ingredient during such period when sold separately from the Other Components, and C is the average gross sales price of the Combination Product during such period;

(iii)       If the Licensed Product components containing only the Compound as its Active Ingredient are not sold separately from the Other Components, but the Other Components in such Combination Product are sold separately, then the proration factor shall be determined by the formula [( C- B) / C], where B is the average gross sales price of the Other Components included in such Combination Product if sold separately from the other component(s), and C is the average gross sales price of the Combination Product during such period; or

(iv)       If neither the Compound nor the Other Components included in the Combination Product were sold or provided separately during the relevant period, then the proration factor shall be [***].

1.85      “NMPA” means the National Medical Product Administrations of the PRC, or its successor.

1.86      “Non-Breaching Party” has the meaning set forth in Section 12.3(a) (Termination by Material Breach).

1.87      “Offer” has the meaning set forth in Section 2.10 (Right of Negotiation).

1.88      “Offer Period” has the meaning set forth in Section 2.10 (Right of Negotiation).

1.89      “Other Component” has the meaning set forth in Section 1.24 (Combination Product).

1.90      “Party” means either Landos or Lian; “Parties” means Landos and Lian, collectively.

1.91      “Party Vote” has the meaning set forth in Section 5.5 (Decision-Making; Escalation to Senior Officers).

1.92      “Patent Challenge” has the meaning set forth in Section 12.3(b) (Termination for Patent Challenge).

1.93      “Patent Rights” means the rights and interests in and to (a) all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, (b) any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing, and (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including author certificates, utility models, petty patents, innovation patents and design patents and certificates of invention.

1.94      “Patient Commitment” has the meaning set forth in Section 3.3(a) (Global Phase III Trial Participation).

1.95      “Patient Shortfall” has the meaning set forth in Section 3.3(a) (Global Phase III Trial Participation).

1.96      “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

1.97      “Pharmacovigilance Agreement” has the meaning set forth in Section 3.9 (Pharmacovigilance).

1.98      “Phase III Trial” means a Clinical Trial of an investigational product in subjects that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to generate data and results that can be submitted to obtain Regulatory Approval as described in 21 C.F.R. 312.21(c), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.

1.99      “PRC” means the People’s Republic of China, which for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan.

1.100   “Pricing and Reimbursement Approval” means, with respect to the Licensed Product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for such Licensed Product in a given Region in the Territory in such jurisdiction in the Field in the Territory.

1.101   “Product Inventions” means any Inventions that are necessary or reasonably useful for the Development, Manufacture, or Commercialization of the Compound or Licensed Products in the Field.

1.102   “Prosecution” or “Prosecute” means, with respect to a particular Patent Right, all activities associated with the preparation, filing, defense, prosecution and maintenance of such Patent Right, as well as supplemental examinations, re-examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to such

Patent Right, together with the conduct of interferences, derivation proceedings, inter partes review, post-grant review, the defense of oppositions and other similar proceedings with respect to such Patent Right.

1.103   “Region” means each of the PRC, Macau, Hong Kong, Taiwan, Thailand, Singapore, South Korea, Cambodia, Indonesia, Myanmar, Philippines, Thailand, and Vietnam.

1.104   “Regulatory Approval” means the final or conditional approval of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product in the Field in a country(ies) or Region(s), excluding separate Pricing and Reimbursement Approval that may be applicable in a Region.

1.105   “Regulatory Approval Application” means an application to seek regular or expedited Regulatory Approval of the Licensed Product for sale or marketing in any country(ies) or Region(s) in the Territory, as defined in the applicable Laws and filed with the Regulatory Authority of such country(ies) or Region(s).

1.106   “Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other Governmental Authority with authority over the clinical development, Manufacture, marketing or sale of the Licensed Product in a Region, including the NMPA.

1.107   “Regulatory Exclusivity” means, with respect to a Licensed Product in a Region, the period of time during which: (a) a Party or its Affiliates or its or their Sublicensees has been granted the exclusive legal right by a Regulatory Authority in such Region to market and sell such Licensed Product; or (b) the data and information submitted by a Party or its Affiliates or its or their sublicensees to the relevant Regulatory Authority in such Region for purposes of obtaining Regulatory Approval of such Licensed Product in such Region may not be disclosed, referenced, or relied upon in any way by a Third Party or such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval of any product of a Third Party in such Region.

1.108   “Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to the Licensed Product, including any documents submitted to any Regulatory Authority, including INDs, Regulatory Approval Applications, and all correspondence with any Regulatory Authority with respect to any Licensed Product (including minutes of any meetings, telephone conferences, or discussions with any Regulatory Authority).

1.109   “Reversion License” has the meaning set forth in Section 12.4(a) (Effects of Termination Generally).

1.110   “Royalty Term” has the meaning set forth in Section 6.2(b) (Royalty Term).

1.111   “Rules” has the meaning set forth in Section 13.2 (Arbitration).

1.112   “Safety Data” means any Adverse Event information from Clinical Trials and all results from non-clinical safety studies, including toxicology and carcinogenicity data (if any), with respect to the Licensed Product required by one or more Regulatory Authorities to be collected or to be reported to such Regulatory Authorities under applicable Laws, but excluding any information related to the efficacy of the Licensed Product.

1.113   “Sales Milestone Event” has the meaning set forth in Section 6.1(c) (Sales Milestone Payments).

1.114   “Sales Milestone Payment” has the meaning set forth in Section 6.1(c) (Sales Milestone Payments).

1.115   “Sell-Off Period” has the meaning set forth in Section 12.4(g) (Inventory).

1.116   “Senior Officers” means the Chief Executive Officer of each Party. If the position of any of the Senior Officers identified in this definition no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, then the applicable title of the Senior Officer set forth herein will be replaced with the title of another executive officer with responsibilities and seniority comparable to the eliminated Senior Officer, and the relevant Party will promptly provide notice of such replacement title to the other Party.

1.117   “Sublicense” means a grant of rights from Lian to a Sublicensee or an Affiliate under any of the rights licensed to Lian by Landos under Section 2.1 (License Grants; Right of Reference).

1.118   “Sublicensee” means a Third Party sublicensee to which a Party or its Affiliates has granted rights under this Agreement or a Third Party licensee of rights with respect to the Licensed Product, which rights are retained by a Party under this Agreement with respect to such Licensed Product, or any further sublicensee of such rights (regardless of the number of tiers, layers, or levels of sublicenses of such rights).

1.119   “Supply Agreement” has the meaning set forth in Section 4.1 (Supply Agreement).

1.120   “Supply Failure” means, for a given [***], that Landos has failed to supply or cause to be supplied to Lian those quantities of Licensed Product forecasted and ordered in accordance with the terms of the applicable Supply Agreement, and the cumulative shortfall of Licensed Product [***].

1.121   “Tax Withholdings” has the meaning set forth in Section 6.5(Tax Withholding).

1.122   “Term” has the meaning set forth in Section 12.1 (Term).

1.123   “Term Sheet” means that certain non-binding (except with respect to confidentiality obligations therein) term sheet by and between Lian and Landos, dated as of March 4, 2021.

1.124   “Terminated Product” has the meaning set forth in Section 12.4(a) (Effects of Termination Generally).

1.125   “Terminated Region” has the meaning set forth in Section 12.4(a) (Effects of Termination Generally).

1.126   “Territory” means the PRC, Hong Kong, Macau, Taiwan, Cambodia, Indonesia, Myanmar, Philippines, Singapore, South Korea, Thailand, and Vietnam.

1.127   “Territory-Specific Development Plan” has the meaning set forth in Section 3.2(a) (Territory-Specific Development Plan).

1.128   “Third Party” means any Person other than a Party or any of its Affiliates.

1.129   “Third Party Claim” has the meaning set forth in Section 10.3(a) (Notice).

1.130   “Third Party Losses” means Losses resulting from an Action by a Third Party.

1.131   “Trademark” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.

1.132   “Transfer” has the meaning set forth in Section 6.5 (Tax Withholding).

1.133   “Trigger Notice” has the meaning set forth in Section 2.10 (Right of Negotiation).

1.134   “Two-Invoice Policy” means the policy described in “the Opinion on the Implementation of the ‘Two-Invoices’ System in the Procurement of Pharmaceutical Products by Public Medical Institutions (trial)” (Guoyigaibanfa [2016] No. 4), officially released on 9 January 2017 and in any other applicable Laws that mandates public hospitals or any other purchaser of drugs in mainland China to purchase drugs from the distributor that purchases the drugs directly from the drug manufacturer, limiting the total number of invoices to two.

1.135   “United States” or “U.S.” or “US” means the United States and its territories, possessions and commonwealths.

1.136   “Upstream License(s)” means an agreement between Landos or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which Landos has (a) in-licensed any Patent Rights or Know-How owned or Controlled by such Third Party that are included as part of the Licensed Patent Rights or Licensed Know-How (to the extent necessary or useful for Lian’s Development, Manufacture and Commercialization of any Licensed Product in the Territory) or (b) agreed to provisions that would require Lian to make any payments (including royalties) to any Third Party or to undertake or observe any restrictions or obligations with respect to the Development, Manufacture or Commercialization of Licensed Products in the Field.

1.137   “Valid Claim” means either: (a) a claim of an issued and unexpired patent that (i) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction; and (ii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) a claim included in a patent application that has not been cancelled, withdrawn, or abandoned, nor been pending for more than [***] from the earliest filing date to which such patent application or claim is entitled.

Article 2
LICENSE GRANTS

2.1       License Grants; Right of Reference.

(a)       License Grants to Lian. Subject to the terms and conditions of this Agreement, Landos hereby grants to Lian:

(i)       an exclusive (even with respect to Landos and its Affiliates, subject to this Section 2.1(a) (License Grants to Lian) and Section 2.5) (Landos Right of Access and Reference), sublicensable (solely as permitted under Section 2.2(a) (Lian Right to Sublicense)), non-transferable (except as provided Section 14.1 (Assignment)), royalty-bearing license under the Licensed Technology to Develop, Manufacture, and Commercialize and otherwise, make, have made, use, offer for sale, sell, have sold, and import the Compounds and Licensed Products in the Field in the Territory; and

(ii)       a non-exclusive, non-transferable (except as provided Section 14.1 (Assignment)), sublicensable (solely as permitted under Section 2.2(a) (Lian Right to Sublicense)) license under the Licensed Technology to Manufacture Compounds and Licensed Products outside the Territory solely for (A) Development solely for purposes of obtaining Regulatory Approval of Licensed Products in the Field in the Territory; and (B) Commercialization of Licensed Products in the Field in the Territory.

(iii)       Notwithstanding the foregoing license grant under this Section 2.1(a) (License Grants to Lian), Landos retains the right under the Licensed Technology to Manufacture (or have Manufactured) Compounds and Licensed Products in the Territory solely for Development or Commercialization of Licensed Products in the Field outside the Territory.

(b)       Lian Right of Access and Reference. Landos hereby grants Lian and its Affiliates and Sublicensees access to, and a right of reference with respect to, (i) the Regulatory Filings, Regulatory Approvals, Marketing Authorizations, and all corresponding documentation Controlled by Landos or its Affiliates as of the Effective Date or at any time during the Term, and (ii) all data generated by or on behalf of Landos or its Affiliates relating to the Licensed Products, including clinical and preclinical data (including any such data generated from any Clinical Trial performed by or be on behalf of Landos or its Affiliates), Safety Data and CMC Data contained or referenced in any Regulatory Filings, and all corresponding documentation Controlled by Landos or its Affiliates as of the Effective Date or at any time during the Term, in each case ((i) and (ii)) to the extent reasonably useful or necessary for Developing, seeking, and securing Regulatory Approval and Marketing Authorization for the Development, Manufacture, or Commercialization of the Licensed Products in the Field in the Territory. The foregoing rights include the right for Lian and, to the extent permitted under this Agreement, its Affiliates and Sublicensees, to make copies of and reproduce such documentation and information for the purposes set forth in this Section 2.1(b) (Lian Right of Access and Reference). Landos will promptly provide to Lian all data generated by or on behalf of it or its Affiliates from any Clinical Trial for a Licensed Product that is necessary or reasonably useful to Lian or its Affiliates or Sublicensees for securing Regulatory Approval and Marketing Authorization for the Development, Manufacture, or Commercialization of the Compound or Licensed Products in Field and in the Territory.

2.2       Sublicensing and Subcontracting.

(a)       Lian Right to Sublicense. Lian will have the right to grant Sublicenses (through multiple tiers) to (i) its Affiliates and to independent contractors engaged pursuant to Section 2.3 (Performance by Independent Contractors) and to its Third Party collaboration partners, in each case, of any and all rights granted to Lian by Landos pursuant to Section 2.1 (License Grants; Right of Reference) [***], and (ii) to other Third Parties [***] subject to the requirements of Section 2.2(b) (Sublicense Requirements).

(b)       Sublicense Requirements. Each Sublicense granted by Lian to a Third Party pursuant to Section 2.2(a) (Lian Right to Sublicense) will be in writing and will be consistent with the relevant terms and conditions set forth in this Agreement. No Sublicense will diminish, reduce or eliminate any obligation of either Party under this Agreement. Lian will be liable for any act or omission of its Sublicensees as if such Sublicensees were Lian hereunder. Without limiting the foregoing, each Sublicense granted by Lian or its Affiliates to a Sublicensee will contain (i) confidentiality and non-use provisions at least as restrictive or protective as those set forth in Section 8.1 (Confidential Information) with respect to Landos’ Confidential Information, and (ii) invention ownership and assignment provisions consistent with those set forth in Section 7.1 (Ownership of Inventions).

(c)       Sublicense Survival. Upon the termination of this Agreement [***] Landos will enter into a direct license agreement with such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory and duration of sublicense grant (each a “New License Agreement”). Under any New License Agreement between Landos and a former Sublicensee, such Sublicensee will be required to pay to Landos the same amounts in consideration for such direct grant as Landos would have otherwise received from Lian pursuant to this Agreement on account of such Sublicensee’s exploitation of the relevant Licensed Products had this Agreement not been terminated. Under such New License Agreement, Landos will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in, this Agreement and all applicable rights of Landos set forth in this Agreement will be included in such New License Agreement. Each Sublicensee will be an intended Third Party beneficiary of this Section 2.2(c) with the right to enforce the same against Landos. At the request of Lian, Landos will issue a comfort letter directly to any potential Sublicensee confirming the terms of this Section 2.2(c).

2.3       Performance by Independent Contractors. Lian may contract or delegate any portion of its obligations hereunder to a contractor subject to the terms and condition of Section 14.8 (Affiliates, Sublicensees, and Contractors).

2.4       License Grant to Landos. Lian hereby grants Landos and its Affiliates a non-exclusive, sublicensable (through multiple tiers), royalty-free, fully paid up, perpetual, and irrevocable license under any Product Inventions invented or otherwise developed or generated during the Term by or on behalf of Lian (including its Affiliates, or any of its or their employees, Sublicensees, independent contractors, or agents) to Develop, Manufacture, and Commercialize and otherwise, make, have made, use, offer for sale, sell, have sold, and import the Compounds and Licensed Products in the Field outside the Territory.

2.5       Landos Right of Access and Reference. Lian hereby grants Landos, its Affiliates, and Sublicensees access to, and a right of reference with respect to, (a) the Regulatory Filings, Regulatory Approvals, Marketing Authorizations and all corresponding documentation Controlled by Lian, its Affiliates, or Sublicensees as of the Effective Date or at any time during the Term, and (b) all data generated by Lian or its Affiliates relating to the Licensed Products, including clinical and preclinical data, Safety Data and CMC Data contained or referenced in any Regulatory Filings, and all corresponding documentation Controlled by Lian, its Affiliates or Sublicensees as of the Effective Date or at any time during the Term. The foregoing rights include the right for Landos and, to the extent permitted under this Agreement, its Affiliates, and Sublicensees, to make copies of and reproduce such documentation and information for the purposes set forth in this Section 2.4 (License Grant to Landos). Lian will promptly provide to Landos all data generated by or on behalf of it or its Affiliates from any Clinical Trial for a Licensed Product that is necessary or reasonably useful to Landos or its Affiliates or licensees for securing Regulatory Approval and Marketing Authorization for the Development, Manufacture, or Commercialization of the Compound or Licensed Products in Field outside the Territory.

2.6       Rights in Bankruptcy.

(a)       All rights and licenses now or hereafter granted by Landos to Lian under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to Lian pursuant to Section 2.1 (License Grants; Right of Reference) are, for all purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in the U.S. Bankruptcy Code. Upon any filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by Landos, Landos agrees that the Lian, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. Without limiting the generality of the foregoing, Landos and Lian intend and agree that any sale of Landos’ assets under Section 363 of the Bankruptcy Code shall be subject to Lian’s rights under Section 365(n), that Lian cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Lian’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Lian. Landos acknowledges and agrees that “embodiments” of Intellectual Property within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples and inventory, research studies and data, all Regulatory Approvals (and all applications for Regulatory Approval) and rights of reference therein, the Licensed Know-How, Licensed Patent Rights, and all information related to the Licensed Know-How or Licensed Patent Rights. If (A) a case under the U.S. Bankruptcy Code is commenced by or against Landos, (B) this Agreement is rejected as provided in the U.S. Bankruptcy Code and (C) Lian elects to retain its rights hereunder as provided in Section 365(n) of the U.S. Bankruptcy Code, Landos (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will: (1) provide Lian with all such Intellectual Property (including all embodiments thereof) held by Landos and such successors and assigns, or otherwise available to them, immediately upon Lian’s written request. Whenever Landos or any of its successors or assigns provides to Lian any of the Intellectual Property licensed hereunder (or any embodiment thereof) pursuant to this Section 2.6(a) (Rights in Bankruptcy), Lian will have the right to perform Landos’ obligations hereunder with respect to such Intellectual Property, but neither such provision nor such performance by Lian will release Landos from liability resulting from rejection of the license or the failure to perform such obligations; and (2) not interfere with Lian’s rights under this Agreement, or any agreement supplemental hereto, to such Intellectual Property (including such embodiments), including any right to obtain such Intellectual Property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the U.S. Bankruptcy Code.

(b)       All rights, powers and remedies of Lian provided in this Section 2.6 (Rights in Bankruptcy) are in addition to and not in substitution for any other rights, powers, and remedies now or hereafter existing at law or in equity (including the U.S. Bankruptcy Code) in the event of the commencement of a case under the U.S. Bankruptcy Code with respect to Landos. The Parties intend the following rights to extend to the maximum extent permitted by applicable Law, and to be enforceable under U.S. Bankruptcy Code Section 365(n): (A) the right of access to any Intellectual Property (and all embodiments thereof) of Landos or any Third Party that is licensed or sublicensed to Lian under this Agreement; and (B) the right to contract directly with any Third Party to complete the contracted work.

2.7       No Implied Licenses; Reservation of Rights. No rights, other than those expressly set forth in this Agreement, are granted to either Party under this Agreement, and no additional rights will be deemed granted to either Party by implication, estoppel, or otherwise, with respect to any intellectual property rights. All rights not expressly granted by either Party, or its Affiliates to the other Party under this Agreement are reserved.

2.8       Transfer of Know-How. [***], Landos will transfer to Lian the Licensed Know-How that exists as of the Effective Date, in the manner and pursuant to the timelines set forth in Schedule 2.8 (Know-How Transfer) attached hereto. In addition, each Party will provide updates throughout the Term, in a manner established by the JSC, to the other Party of any Know-How that such Party or its Affiliates comes to Control that is necessary or reasonably useful for the Development, Manufacture or Commercialization of Compounds and Licensed Products in the Field (such updates to be made reasonably promptly after any Calendar Quarter in which such Know-How comes into Control of the applicable Party or its respective Affiliates). Additionally, for a period of [***] after the initial Licensed Know-How transfer, Landos will provide Lian with reasonable assistance to facilitate the successful transfer of such Licensed Know-How, such assistance to be at Lian’s cost and not to exceed [***] hours of support per week or [***] hours in the aggregate.

2.9       Exclusivity.

(a)       Lian Exclusivity. Subject to the terms of this Agreement, neither Lian will, nor any of its Affiliates will, directly or indirectly, Develop, Manufacture, or Commercialize any Competitive Product anywhere in the Territory, nor collaborate with, enable, or otherwise authorize, license or grant any right to any Third Party to Develop, Manufacture, or Commercialize any Competitive Product anywhere in the Territory.

(b)       Landos Exclusivity. Subject to the terms of this Agreement, neither Landos will, nor any of its Affiliates will, directly or indirectly, Develop, Manufacture, or Commercialize any Competitive Product anywhere in the Territory, nor collaborate with, enable, or otherwise authorize, license or grant any right to any Third Party to Develop, Manufacture, or Commercialize any Competitive Product anywhere in the Territory.

(c)       [***].

(d)       [***].

2.10       Right of Negotiation. During the Term, Landos grants to Lian an exclusive right of negotiation to obtain an exclusive license, under the applicable Patent Rights and Know-How Controlled by

Landos, to Develop, Manufacture, and Commercialize and otherwise, make, have made, use, offer for sale, sell, have sold, and import Additional Products in the Field in the Territory (an “Additional Product License”), subject to the remainder of this Section 2.10 (Right of Negotiation). From time to time, Landos may present Lian with information regarding Additional Products and offer Lian an opportunity to negotiate an Additional Product License (a “Trigger Notice”). Licensee may exercise its exclusive negotiation right by submitting to Landos a written offer for the proposed terms of such Additional Product License, including the material financial terms and a high-level development plan for the development and commercialization of the applicable Additional Product in the Territory in one or more of the applicable indications (an “Offer”) within [***] days after receiving the Trigger Notice (the “Offer Period”). If Lian submits an Offer to Landos during the Offer Period, then Landos and Lian shall enter into exclusive good faith negotiations regarding the terms for such Additional Product License for a period of [***] days following Landos’ receipt of such Offer (the “Negotiation Period”). If the Parties agree on the terms for such Additional Products, then the Parties may amend this Agreement to include such Additional Product License or may enter in a separate written agreement with respect to such Additional Product License. If Lian does not submit an Offer for such Additional Product License during the Offer Period or the Parties are unable to agree on the terms of such Additional Product License or enter into an agreement with respect thereto during the Negotiation Period, then [***].

Article 3
DEVELOPMENT

3.1       Development Responsibilities in General.

(a)       Development Diligence. Lian (directly, or through its Affiliates, Sublicensees and contractors) will use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for the Licensed Products in the Territory, and Landos (directly, or through its respective Affiliates, Sublicensees and contractors) will use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for the Licensed Products outside of the Territory. Without limiting the foregoing, Lian will use Commercially Reasonable Efforts to carry out any Development activities in the Territory assigned to Lian under the Territory-Specific Development Plan. [***].

(b)       Development Responsibilities. Subject to the terms and conditions of this Agreement, including this Article 3 (Development) and Section 5.5 (Decision-Making; Escalation to Senior Officers), Lian will have sole authority to, at its own expense, Develop the Licensed Product for the purpose of obtaining Regulatory Approval in the Field in the Territory. Lian will be responsible for the day-to-day implementation of any Development activities for which it (or any of its Affiliates) is assigned responsibility under this Agreement (including the Development Plans).

3.2       Development Plans.

(a)       Territory-Specific Development Plan. Except for the activities allocated to Lian under a Global Development Plan, all Development of Compounds and Licensed Products in the Territory will be conducted pursuant to a written a plan (the “Territory-Specific Development Plan”), the initial draft of which will be prepared by Lian and submitted to the JSC [***]. The Territory-Specific Development Plan will contain in reasonable detail (i) [***], (ii) [***], and (iii) [***]. Lian will update the Territory-Specific Development Plan not less than [***], and either Party may propose modifications to the Territory-Specific Development Plan at any time, [***]. [***], each update to the Territory-Specific

Development Plan will become effective and supersede the then-current Territory-Specific Development Plan. In the event of any proposed change to the Development Plan as a result of any interaction with any Regulatory Authority, the JSC will meet as promptly as practicable to review and discuss any such proposed changes and determine an appropriate revision (if any) to the Territory-Specific Development Plan. If Lian is delayed in performing (or fails to perform) an obligation assigned to Lian in the Territory-Specific Development Plan as a result of Landos’ failure to timely perform any of its obligations under this Agreement or the Development Plan, then the timelines for the performance of Lian’s obligations under the Territory-Specific Development Plan will be extended commensurate with the delay caused by Landos.

(b)       Global Development Plan. Landos’ global Development of the Compounds and Licensed Products inside and outside of the Territory will be conducted pursuant to a written plan (the “Global Development Plan”). Prior to [***], Landos will provide to the JSC for its review and discussion the initial Global Development Plan. The Global Development Plan will include (i) [***], (ii) [***], and (iii) [***]. From time to time, Landos may propose updates to the then-current Global Development Plan for the Licensed Products to the JSC to review and discuss and, to the extent relating to activities to be conducted in the Territory, to determine whether to approve.

3.3       Global Trial Participation.

(a)       Global Phase III Trial Participation. In the event that Landos decides to conduct a Global Phase III Trial for a Licensed Product, Lian will participate in such Global Phase III Trial and include Clinical Trial sites for such Global Phase III Trial in the Territory, subject to [***]. In the event that Lian participates in such Global Trial, subject to this Section 3.3(a) (Global Phase III Trial Participation) and Section 3.3(c) (Study Design and Protocol), such activities to be conducted by Lian in support of such Global Phase III Trial will be included in the Global Development Plan, and Lian will support Landos on such global development for such Global Trial by (i) including Clinical Trial sites in the Territory [***], (ii) being responsible for any costs and expenses incurred by or on behalf of Lian for its participation in such Global Trial conducted in the Territory, and (iii) using Commercially Reasonable Efforts to enroll patients in the Territory equal to a minimum of [***] of the total patients in such Global Phase III Trial (the “Patient Commitment”). In the event that Lian participates in such a Global Phase III Trial and fails to enroll sufficient patients in the Territory to meet the Patient Commitment (the “Patient Shortfall”), and Landos instead enrolls patients in such Global Phase III Trial in lieu of Lian in order to meet the Patient Commitment, then Lian will reimburse Landos for the number of patients representing the Patient Shortfall that Landos so enrolls in such Global Phase III Trial (up to the Patient Commitment) based on the Average Cost Per Patient in the Territory. If Lian does not participate in a Global Phase III Trial for either of Crohn’s disease or ulcerative colitis, then Lian will conduct a Clinical Trial in the Territory intended to support the Regulatory Approval for the use of the Licensed Product in the applicable disease in the Territory, and such Clinical Trial will be included in the Territory-Specific Development Plan. Additionally, in such event, Lian shall use good faith efforts to design the protocol for such Clinical Trial in a manner that would permit Landos to use clinical data generated from such Clinical Trial to support the Regulatory Approval for the use of the Licensed Product in the applicable disease in the U.S.

(b)       Other Global Trial Participation. In the event that Landos decides to conduct a Global Trial for a Licensed Product, other than a Global Phase III Trial, that is primarily intended to support the Development or Regulatory Approval of any Compound or Licensed Product in the Field outside the Territory (each, an “Other Global Trial”), to the extent the Parties agree to Lian’s participation in such Other Global Trial, then Lian will participate in such Other Global Trial and include Clinical Trial sites in the Territory, subject to (i) [***], (ii) [***], and (iii) [***]. For any Other Global Trial in which Lian agrees to participate, the Parties will prepare an update to the Global Development Plan to include the Development activities to be conducted by Lian in the Territory in support of such Other Global Trial, including the Clinical Trial sites in the Territory for such Other Global Trial, to be determined by Lian after considering in good faith Landos’ suggestions thereon.

(c)       Study Design and Protocol. Landos will determine the study design and study protocol for any Global Phase III Trial or Other Global Trial, and Lian will have the right to determine which patient types to enroll in the Territory for such Global Phase III Trial or Other Global Trial. Notwithstanding any provision to the contrary set forth in this Agreement, to the extent that Lian participates in any such Global Phase III Trial or Other Global Trial, Lian’s obligation to participate in such Global Phase III Trial or Other Global Trial is subject to the Parties’ agreement on such study design and study protocol (such approval of Lian not to be unreasonably withheld or delayed).

3.4       Development Records and Reporting.

(a)       Records. Lian will maintain complete and accurate records of all work conducted by Lian in furtherance of seeking Regulatory Approval for the Licensed Product in the Field in the Territory. Such records will be maintained in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with applicable Laws. Lian will document all non-clinical studies and Clinical Trials for Licensed Products in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP, and shall, at Landos’ written request, provide Landos English translations thereof (to the extent prepared and originated in a language other than English and subject to reimbursement by Landos of any cost of translation thereof). To the extent permissible, Landos shall have the right to review and copy such records at reasonable times and to obtain access to the original to the extent necessary or useful for regulatory or patent purposes in accordance with this Agreement.

(b)       Reporting. Lian will provide a written report to the JSC for review and discussion, at least [***], in English, summarizing Lian’s activities and progress related to the pursuit of Regulatory Approval for the Licensed Product in the Field in the Territory.

3.5       Development Costs. Except as set forth in Section 3.3 (Global Trial Preparation) and this Section 3.5 (Development Costs), each Party will bear 100% of the costs and expenses it incurs in connection with the Development activities conducted under the Development Plans.

3.6       Regulatory Submissions and Approvals; Communications; Meetings.

(a)       Regulatory Filings and Approvals. Lian, or its relevant Affiliates or Sublicensees, will have the sole and exclusive right to file and hold all Regulatory Filings, and to apply for and maintain all Regulatory Approvals and Pricing and Reimbursement Approvals, in each case, for all Licensed Products in the Field in the Territory at Lian’s cost and expense in the name of Lian or any of its Affiliates and Sublicensees. The Parties will use good faith efforts to cooperate to effectuate this Section 3.6(a) (Regulatory Filings and Approvals), and if, after the Parties’ use of good faith efforts, Lian, or its Affiliate or Sublicensee [***]. Subject to the terms and conditions of this Agreement, Lian will be responsible, at its sole cost and expense, for all regulatory activities leading up to and including the obtaining of Regulatory Approvals and any Pricing and Reimbursement Approvals, as applicable, for Licensed Products in the Field from Regulatory Authorities or Governmental Authorities in the Territory. Lian will conduct such activities (and any and all regulatory activities delegated to Lian in this Agreement) (A) in its own name, if Lian is the legal and beneficial owner of the Regulatory Approvals for the Licensed Products in the Field in the Territory, [***].

(b)       Regulatory Communications. Subject to applicable Law and this Section 3.5 (Development Costs), Lian will oversee, monitor, and manage all interactions and communications with Regulatory Authorities with respect to the Licensed Products in the Field in the Territory. Lian will have final decision-making authority regarding all regulatory activities for the Licensed Products in the Field in the Territory, including the labeling strategy and the content of Regulatory Filings for Licensed Products.

(c)       Regulatory Meetings. Until such time as Lian obtains Regulatory Approval for the Licensed Product in the Field in the Territory, to the extent legally permissible and practicable, Lian will provide Landos with reasonable prior written notice of all substantive meetings with Regulatory Authorities regarding the Licensed Product if permitted by applicable Law or the Regulatory Authority. Landos will have the right to request to be present as an observer at (but not to participate in, unless requested by Lian or the Regulatory Authority) all such meetings with Regulatory Authorities to the extent permitted under applicable Law, at Landos’ sole cost and expense, and Lian will consider any such request in good faith.

3.7       Termination or Suspension of Clinical Trials. Notwithstanding any provision to the contrary set forth in this Agreement or the Pharmacovigilance Agreement, the Parties hereby agree that Lian may terminate or suspend any Clinical Trial relating to the Licensed Products in the Field in the Territory, and Landos may terminate or suspend any Global Trial, without the approval or consent of the JSC or the other Party, if (i) a Regulatory Authority, institutional review board or safety data review board for such Clinical Trial has required or recommended such termination or suspension or (ii) following review and discussion with the JSC, the Party seeking such termination believes in good faith that such termination or suspension is warranted because of observed safety risks to the study subjects. In either case, such Party will promptly notify the other Party in writing of such termination or suspension.

3.8       No Harmful Actions. Each Party will promptly notify the other Party of all material communications or correspondence with Regulatory Authorities with respect to any Licensed Product in such Party’s territory that are (a) received by such Party or its Affiliates, Sublicensees, or other licensees (to the extent that such Party has the right to disclose such material communications or correspondence of other licensees and provided that such Party uses commercially reasonable efforts to obtain such right from such other licensees) from any

Regulatory Authority or submitted by such Party, its Affiliates or other licensees to any Regulatory Authority and (b) would reasonably be expected to impact the other Party’s Development, Manufacture, or Commercialization of the Licensed Products in the Field in the other Party’s territory. If either Party believes that the other Party is taking or intends to take any action with respect to a Licensed Product in such other Party’s territory that could have a material adverse impact upon the regulatory status of any Licensed Product in such Party’s territory, then such Party will have the right to bring the matter to the attention of the JSC and the JSC will discuss in good faith a resolution to such concern.

3.9       Pharmacovigilance. Within [***] after the Effective Date, the Parties will negotiate in good faith and finalize the actions that the Parties will employ with respect to the Licensed Products to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). These responsibilities will include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of Adverse Event reports and any other information concerning the safety of any Licensed Product, including recall and withdrawal responsibilities, processes and procedures. Such guidelines and procedures will be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Law. Furthermore, such agreed procedure will be consistent with relevant ICH guidelines, except where such guidelines may conflict with existing local regulatory reporting safety reporting requirements, in which case local reporting requirement will prevail. Lian will be responsible for reporting quality complaints, Adverse Events, and safety data related to the Licensed Products in the Field to applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Licensed Products in the Field in the Territory. Landos will be responsible for reporting quality complaints, Adverse Events, and safety data related to Licensed Product to applicable Regulatory Authorities outside the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Licensed Product outside the Territory. The Pharmacovigilance Agreement will also provide for a worldwide safety database to be maintained by Landos at its sole cost and expense, which worldwide safety database will be accessible by Lian and its Affiliates, Sublicensees and contractors to the full extent necessary for Lian to exercise its rights under this Agreement, comply with its obligations under this Agreement and comply with all applicable Law. Each Party will comply with its respective obligations under such Pharmacovigilance Agreement and will cause its Affiliates and Sublicensees and contractors to comply with such obligations.

Article 4
MANUFACTURE, SUPPLY, AND COMMERCIALIZATION

4.1       Supply Agreement. Within [***] following the JSC’s approval of the Territory-Specific Development Plan, the Parties will negotiate in good faith and enter into a supply agreement for the Manufacture and supply of clinical quantities of Licensed Products by Landos to Lian for use solely in connection with Clinical Trials and other Development of Licensed Products in the Field in the Territory (the “Clinical Supply Agreement”) and, no later than [***] prior to the date Lian anticipates its First Commercial Sale of the Licensed Products in the Territory, a supply agreement for the Manufacture and supply of commercial quantities of Licensed Products by Landos to Lian for the commercial sale and distribution of Licensed Products in the Field in the Territory (the “Commercial Supply Agreement” and, together with the Clinical Supply Agreement, the “Supply Agreements”). Unless otherwise agreed or required by applicable Laws, the Supply Agreements will specify that (a) Landos will (or will cause its Affiliates to) Manufacture and supply, and Lian will purchase from Landos, all of Lian’s, its Affiliates’ and Sublicensees’ requirements for the Licensed Products for the Development or Commercialization (as applicable) in the Field in the

Territory in their finished form and at a price equal to (a) under the Clinical Supply Agreement, [***] and (b) under the Commercial Supply Agreement, [***].

4.2       Two-Invoice Policy. The Parties agree that in the event, under the Two-Invoice Policy and tendering policies and applicable Laws in a given province in the PRC, neither Lian nor any of its Affiliates can, based on their existing qualifications, distribute the Licensed Products for such province directly or indirectly to its distributors for the PRC, then, the Parties will use reasonable efforts to discuss in good faith alternative arrangements for the distribution of the Licensed Product in such province that complies with the Two-Invoice Policy as implemented in such province and that maintains the economic interests of the Parties as agreed under this Agreement.

4.3       Manufacture Technology Transfer Option. At any time after the Effective Date, upon Lian’s written request to Landos, and Landos’ written consent (such consent not to be unreasonably withheld or delayed) or, in the event of a Supply Failure, upon Lian’s written notice to Landos, (a) the Parties will discuss in good faith and prepare a technology transfer plan pursuant to which Landos will (i) provide access, and transfer, to Lian or its designated CMO, at Lian’s sole cost (other than in the event that such transfer is following the occurrence of a Supply Failure, in which case the Parties will each bear their respective costs for such transfer) the Licensed Know-How Controlled by Landos or its Affiliates that is necessary or reasonably useful for Lian or such CMO to Manufacture the Compounds and the Licensed Products in the Field in the Territory, and (ii) provide all other reasonably necessary assistance and services to Lian [***] to enable Lian or its designated CMO to Manufacture the Compounds and Licensed Products in substantially the same manner as Landos or its Affiliates or CMOs (as applicable) Manufactures the Compounds and the Licensed Product for Lian; and (b) following agreement on such plan, Landos will perform and execute the technology transfer plan in accordance with its terms.

4.4       Commercialization.

(a)       Commercialization Diligence. Upon receipt of the Marketing Authorization for a Licensed Product in the Field in a given Region in the Territory, Lian (directly, or through its Affiliates, Sublicensees or contractors) will use Commercially Reasonable Efforts to Commercialize such Licensed Product in the Field in such Region in the Territory. Lian will have sole decision-making authority and discretion with respect to Commercializing the Licensed Product in the Field in the Territory. [***].

(b)       Reporting Obligations. Lian will report to Landos in writing, on a [***] basis, beginning with the Calendar Year following the first Regulatory Approval of a Licensed Product in the Field in the Territory (for the period ending December 31 of the prior Calendar Year), a summary of Lian’s material Commercialization activities for such Licensed Product performed to date (or updating such report for activities performed since the last such report was given hereunder, as applicable).

(c)       Trademarks.

(i)       Lian will have the right to brand the Licensed Products in the Field in the Territory using Lian related Trademarks and any other Trademarks and trade names (the “Lian Trademarks”) it determines appropriate for the Licensed Products, which branding may vary by Region or within a Region. Lian will own all rights in the Lian Trademarks and register and maintain such Lian Trademarks in the countries and regions within the Territory, where and how it determines appropriate.

(ii)       Lian will also have the right to brand the Licensed Products in the Field and in the Territory using the Licensed Marks, and Lian will comply with Landos’ reasonable trademark usage guidelines and quality control guidelines in effect from time to time as provided by Landos. Landos will own and retain all rights to the Licensed Marks (together with all goodwill associated therewith) in the Territory, and will prepare, file, prosecute, and maintain all Licensed Marks in the Territory at its own expense; provided, however, Landos will provide to Lian copies of all applications, submissions, communications, and correspondence intended to be sent to, sent to or received by Governmental Authorities or Third Parties in connection with such filing, prosecution, and maintenance of the Licensed Marks in the Territory so that Lian may review and comment thereon (which will be provided with sufficient advanced notice so that Lian may meaningfully review and comment, to the extent practicable), and will incorporate any reasonable comments provided by Lian with respect to such applications, submissions, communications, or correspondence. Subject to terms and conditions of this Agreement, Landos will grant and hereby grants an exclusive, sublicensable (subject to Section 2.2) (Sublicensing and Subcontracting), fully paid-up, royalty free, non-transferrable (subject to Section 14.1 (Assignment)) license under the Licensed Marks for Lian to Commercialize the Licensed Products in the Field in the Territory.

(iii)       Diversion. Subject to applicable Law, each Party hereby covenants and agrees that (A) it and its Affiliates will not, and it will contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its licensees, Sublicensees and contractors not to, directly or indirectly, actively promote, market, distribute, import, sell or have sold any Licensed Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like, in the other Party’s territory, and (B) neither Party will engage, nor permit its Affiliates, Sublicensees, or contractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of such product located in any country, Region or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country, Region or jurisdiction in the other Party’s territory.

(d)       No Violation. Notwithstanding anything to the contrary contained herein, Lian (including its Affiliates, Sublicensees and contractors) will not be obligated to undertake or continue any Commercialization activities with respect to Licensed Products if Lian (or its Affiliates, Sublicensees or contractors, as applicable) reasonably determines that performance of such Commercialization activity would violate applicable Laws or infringe any Third Party Patent Rights.

Article 5
GOVERNANCE; JOINT STEERING COMMITTEE

5.1       Formation; Purposes and Principles. [***], Landos and Lian will form a joint steering committee (the “JSC”) to provide oversight and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement.

5.2       Specific Responsibilities. In addition to its overall responsibility to provide strategic oversight and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement, the JSC will:

(a)       share information with respect to the Development and Commercialization of the Licensed Products by Lian in the Territory and by Landos outside the Territory;

(b)       coordinate and share information with respect to the Manufacture of the Licensed Products by Landos, for so long as Landos is supplying Licensed Products to Lian;

(c)       keep each Party reasonably informed of the other Party’s Development and Commercialization activities and interactions with Regulatory Authorities in the other Party’s territory, by receiving updates from the Party conducting such activities to the extent that such activities materially impact or would reasonably be expected to materially impact the other Party’s Development, Manufacture or Commercialization of the Licensed Products in the Territory; attempt to resolve in the first instance all matters between the Parties that are in dispute, in accordance with Section 5.5 (Decision-Making; Escalation to Senior Officer) and Section 13.1 (Dispute Resolution; Escalation);

(d)       [***];

(e)       review and discuss the initial Global Development Plan, and each update thereto, as described in Section 3.2(b) (Global Development Plan);

(f)       review, discuss, and determine whether to approve any activities to be conducted by Lian in the Territory under the Global Development Plan, as described in Section 3.2(b) (Global Development Plan);

(g)       review, discuss, and determine matters that may have a material adverse impact upon the regulatory status of the Licensed Products, as described in Section 3.9 (Pharmacovigilance); and

(h)       perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to in writing by the Parties.

5.3       Membership. The JSC will be composed of a total of [***] representatives of each Party, which will be appointed by each of Landos and Lian, respectively. Each individual appointed by a Party as a representative to the JSC will be an employee of such Party with sufficient seniority and decision-making authority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities, and have knowledge and expertise in the Development and Commercialization of compounds and products similar to the Compound and Licensed Products under this Agreement. The JSC may change its size from time to time by consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each Party, unless otherwise agreed by the Parties in writing. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party’s co-chairperson. The JSC will be co-chaired by one designated representative of each Party. The co-chairperson of the JSC will cast its Party’s vote on the JSC and such designee will have the authority to make decisions on behalf of such Party. Each co-chairperson will alternate being responsible for each meeting for (a) calling and conducting meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, however, that the applicable co-chairperson will include any agenda items proposed by either Party on such agenda, (c) preparing minutes of each meeting that reflect the material decisions made and action items identified at such meetings promptly thereafter, and (d) sending draft meeting minutes to each member of the JSC for review and approval within [***] days after each JSC meeting. Meeting minutes issued in accordance with clause (d) of this Section 5.3

(Membership) will be deemed approved unless [***] members of the JSC objects to the accuracy of such minutes within [***] Business Days of receipt. The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation and approval of minutes. Each JSC representative will be subject to confidentiality obligations no less stringent than those in Article 8 (Confidentiality and Publicity).

5.4       Meetings; Reports. The JSC will hold meetings at least [***] per Calendar Quarter during the Term for so long as the JSC exists, unless the Parties agree in writing to a different frequency. No later than [***] Business Days prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the applicable co-chairperson will prepare and circulate an agenda for such meeting. Either Party may also call a special meeting of the JSC by providing at least [***] Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the applicable co-chairperson of the JSC and the Alliance Managers to provide the members of the JSC no later than [***] Business Day prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person or by audio or video conference as its representatives may agree. Other representatives of the Parties, their Affiliates, or Third Parties involved in the Development, Manufacture, or Commercialization of Licensed Products may be invited by the members of the JSC to attend meetings as non-voting observers if such representatives are subject to confidentiality obligations no less stringent than those set forth in Article 8 (Confidentiality and Publicity). No action taken at a meeting will be effective unless at least [***] of each Party (which [***] not such Party’s Alliance Manager) is present or participating. Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of the JSC for which reasonable advance notice was provided.

5.5       Decision-Making; Escalation to Senior Officers. The Parties will endeavor to reach unanimous agreement with respect to all matters within the JSC’s authority. Each Party’s representatives on the JSC will collectively have one vote, (the “Party Vote”) and no action or decision will be taken by the JSC without unanimous Party Vote (i.e., the affirmative Party Vote of each Party). If the JSC is not be able to reach agreement with respect to a matter at a duly called meeting of the JSC, then either Party may refer such matter to the Senior Officers for resolution, and the Senior Officers will attempt to resolve the matter in good faith. If the Senior Officers fail to resolve such matter within [***] Business Days after the date on which the matter is referred to the Senior Officers (unless a longer period is agreed to by the Parties), then Lian will have the final decision-making authority as to (a) [***] and (b) [***], except [***], Landos will have the final decision-making authority with respect to such matter. Subject to the foregoing sentence, Landos will have final decision-making authority over [***]. The status quo with respect to any matter that is not subject to a Party’s final decision-making authority, and is not resolved at the JSC or by escalation to the Senior Officers as described above, will [***].

5.6       Limitations. Notwithstanding anything to the contrary, neither Party will have the final decision-making authority on amending or updating the Development Plan in any way that would materially alter the scope of the other Party’s obligations hereunder, increase the other Party’s financial obligations hereunder, or result in the disclosure of the Confidential Information of the other Party, in each case, without the other Party’s prior written consent. Notwithstanding any provision of this Article 5 (Governance; Joint Steering Committee) to the contrary, the JSC will not have the authority to amend the terms or conditions of this Agreement.

5.7       Alliance Managers.

(a)       Appointment. Each Party will appoint a person to oversee interactions between the Parties for all matters related to the Development and Commercialization of Licensed Products between meetings of the JSC (each, an “Alliance Manager”). The Alliance Managers will have the right to attend all meetings of the committees as non-voting participants and may bring to the attention of the JSC any matters or issues either Alliance Manager reasonably believes should be discussed and will have such other responsibilities as the Parties may agree in writing. Each Party may replace its Alliance Manager at any time or may designate different Alliance Managers with respect to Development and Commercialization matters, respectively, by notice in writing to the other Party.

(b)       Responsibility. The Alliance Managers will have the responsibility of creating and maintaining a constructive work environment within the JSC and between the Parties for all matters related to this Agreement. Without limiting the generality of the foregoing, each Alliance Manager will:

(i)       provide a single point of communication within the Parties’ respective organizations and between the Parties with respect to this Agreement;

(ii)       coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(iii)       take such other steps as may be required to ensure that meetings of the JSC occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including working with the co-chairpersons with respect to the giving of proper notice and the preparation and approval of minutes) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

Article 6
FINANCIAL PROVISIONS

6.1       Upfront Payment; Milestone Payments.

(a)       Upfront Payment. Subject to the terms and conditions of this Agreement, Lian will pay Landos a payment in the amount of [***], which upfront payment will be due and payable to Landos within [***] Business Days following the Effective Date.

(b)       Development Milestone Payment. During the Term, Lian will notify Landos in writing of the achievement by or on behalf of Lian or its Affiliates or Sublicensees of any milestone event set forth in Table Section 6.1(b) (Development Milestone Payment) (each, a “Development Milestone Event”) for the applicable Licensed Product promptly after the occurrence thereof, and Lian will pay Landos the milestone payment set forth in the table below (each, a “Development Milestone Payment”) no later than [***] days after the achievement of such milestone event by Lian or its Affiliates or any Sublicensees. Each of the milestone payments set forth in Table 6.1(b) (Development Milestone Payment) is payable only upon the first achievement of such milestone by the first applicable Licensed Product to achieve such Development Milestone Event, and none of the Development Milestone Payments will be payable more than once regardless of how many times such Development Milestone Event is achieved.

Development Milestone Event	Development Milestone Payment (in Dollars)
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
4. [***]	[***]
5. [***]	[***]
6. [***]	[***]
Total	[***]

(c)       Sales Milestone Payments. During the Term, Lian will notify Landos in writing of its achievement of each of the sales milestones below within [***] days after the [***] in which the cumulative Net Sales of all Licensed Products in the Territory first exceed the indicated Dollar value (each, a “Sales Milestone Event”). Lian will pay to Landos each of the milestone payments set forth below within [***] days of providing notice of each Sales Milestone Event (each, a “Sales Milestone Payment”). Each of the milestone payments set forth in Table 6.1(c) (Sales Milestone Payments) is payable only upon the first achievement of such Sales Milestone Event and none of the Sales Milestone Payments will be payable more than once regardless of how many times such Sales Milestone Event is achieved.

Sales Milestone Event	Sales Milestone Payment (in Dollars)
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
4. [***]	[***]
5. [***]	[***]
Total	[***]

6.2       Royalties.

(a)       Royalty Rate. Subject to the terms and conditions of this Agreement, during the applicable Royalty Term, Lian will pay to Landos a royalty on the Net Sales of all Licensed Products in the Territory that is the product of the aggregate annual Net Sales of all Licensed Products in the Territory and the applicable royalty rate in the following table, subject to the provisions of Section 6.3 (Payment Adjustments).

Portion of the Annual Net Sales of the Licensed Products in the Territory	Royalty Rate
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
4. [***]	[***]

(b)       Royalty Term. Royalties will be due under this Section 6.2 (Royalties) with respect to a given Licensed Product in a given Region in the Territory during the period commencing upon the First Commercial Sale of such Licensed Product in a specified Region and ending upon the latest of (i) the expiration of the last-to-expire Valid Claim of a Licensed Patent Right Covering any composition of matter (excluding formulations) of such Licensed Product that would be infringed by the sale of such Licensed Product in such Region, (ii) the expiry of the applicable Regulatory Exclusivity for such Licensed Product in such Region; or (iii) the [***] anniversary of the First Commercial Sale of such Licensed Product in such Region (such period, the “Royalty Term”).

(c)       Royalty Payments and Reports. Within [***] days following the end of [***] following the First Commercial Sale of a Licensed Product, Lian shall furnish to Landos a written report for the [***] showing [***]. Lian shall pay Landos the royalty due for such [***] calculated in accordance with this Agreement within [***] days of delivery of the written report to Landos.

6.3       Payment Adjustments. The following will apply to all royalties paid pursuant to Section 6.2(a) (Royalty Rate):

(a)       Expiration of Valid Claims. On a Licensed Product-by-Licensed Product and Region by Region basis, if at any time during the Royalty Term in a given Region in the Territory, there is no Valid Claim of a Licensed Patent Right Covering a composition of matter (excluding formulation) of such Licensed Product that would be infringed by the sale of such Licensed Product in such Region, then the applicable royalty rate in effect with respect to such Licensed Product in such Region as specified in Section 6.2(a) (Royalty Rate) will be reduced by [***] for the remainder of the Royalty Term for such Licensed Product in such Region.

(b)       Generic Entry. If, at any time during the Royalty Term, a Generic Product of a Licensed Product [***] in any Region in the Territory in which a Licensed Product is then being sold by Lian or an Affiliate or Sublicensee, then the applicable royalty rates in effect with respect to such Licensed Product in such Region as specified in Section 6.2(a) (Royalty Rate) will be reduced by [***] for the remainder of the Royalty Term for such Licensed Product in such Region.

(c)       Third Party Payments. If Lian makes a payment under any agreement with a Third Party pursuant to which Lian obtains a license or other rights under a Patent Right or other Intellectual Property owned or controlled by such Third Party in a given Region (whether by acquisition or license) that is necessary or reasonably useful to Develop, Manufacture, or Commercialize one or more Licensed Products in such Region, then Lian may offset against the Milestone Payments or royalties due to Landos for the Development and Commercialization of the Licensed Products in such Region covered by such license or rights an amount equal to [***] of the amounts paid to such Third Party under such agreement (including any upfront payments, milestone payments, and royalties), in all cases, subject to Section 6.4(d) (Cumulative Deductions).

(d)       Cumulative Deductions. Notwithstanding the foregoing, in no event will the deductions set forth in Section 6.3(a) (Expiration of Valid Claims) through Section 6.3(c) (Third Party Payments) reduce (i) the royalties otherwise payable to Landos as specified in Section 6.2(a) (Expiration of Valid Claims) or (ii) with respect to the deductions set forth in Section 6.3(c) (Third Party Payments), the Milestone Payments otherwise payable to Landos as specified in Section 6.1(b) (Development Milestone Payment) and Section 6.1(c) (Sales Milestone Payments), in each case, by more than [***]. To the extent the foregoing limitation limits the reduction Lian is permitted to take during a Calendar Quarter, Lian will be entitled to carryforward the amount of the reduction Lian was unable to take during such Calendar Quarter and apply such amounts to royalties or Milestone Payments, as applicable, payable to Landos in future Calendar Quarters until such amount is applied by Lian in full.

6.4       Audits. Each Party will maintain and will cause its Affiliates and all Sublicensees to maintain, complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the calculation of royalties, Milestone Payments, Fully Burdened Manufacturing Cost calculations, and other payments under this Agreement. Upon reasonable prior notice, but not more than [***] per Calendar Year and not more than [***] with respect to any records, such records will be available during regular business hours for a period of [***] years from the end of the [***] to which they pertain for examination at the expense of the requesting Party by an independent certified public accountant selected by the requesting Party and reasonably acceptable to the other Party, for the sole purpose of verifying the accuracy of the financial reports and correctness of the payments furnished by the other Party pursuant to this Agreement. Any such auditor will not disclose the other Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the other Party or the amount of payments due by the other Party under this Agreement. The accountant’s report will be disclosed simultaneously to both Parties, and such report will be the Confidential Information of each Party and subject to the terms of Article 8 (Confidentiality and Publicity). Any amounts shown to be owed but unpaid will be paid within [***] days from the accountant’s report. Any amounts shown to have been overpaid will be refunded within [***] days from the accountant’s report. The requesting Party will bear the full cost of such audit unless such audit discloses an underpayment by the other Party of more than [***] of the amount due, in which case the other Party will bear the full cost of such audit. The audit rights in this Section 6.4 (Audits) will survive the Term for [***] following the effective date of any termination or expiration of this Agreement.

6.5       Tax Withholding.

(a)       In the event any withholding, value added, or other tax (including any tax based on income to Landos) (“Tax Withholdings”) is required to be withheld and deducted from payments by Lian (or its Affiliate paying on behalf of Lian) pursuant to this Agreement under applicable Laws, notwithstanding any provision to the contrary set forth under this Agreement, Lian (or its Affiliate paying on behalf of Lian) will make such deduction and withholding [***], and any amounts so withheld and deducted will be remitted by Lian (or its Affiliate paying on behalf of Lian) on a timely basis to the appropriate Governmental Authority for the account of Landos and Lian (or its Affiliate paying on behalf of Lian) will provide Landos reasonable evidence of the remittance within [***] days thereof and for the purposes of this Agreement, Lian will be deemed to have fulfilled all of its payment obligations to Landos with respect to such payments paid to the such Governmental Authority. Lian may satisfy its withholding, value added or other tax obligations under this Section 6.6 (Currency of Payments) through its Affiliates.

(b)       If as a result of any assignment, transfer by operation of law or other transfer (A) of this Agreement by Lian to an Affiliate or Third Party, or (B) some or all of the rights and obligations under this Agreement to an Affiliate or Third Party (in each case of (A) and (B), a “Transfer”), then the Tax Withholdings exceeds the Tax Withholdings that would have resulted in the absence of a Transfer, then [***].

(c)       Without limiting Section 6.6(a), the Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax Withholdings or similar obligations in respect of payments made by Lian to Landos under this Agreement. Landos shall provide Lian any tax forms that may be reasonably necessary in order for Lian or its Affiliates not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other Party and its Affiliates with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. Specifically, in the event that any tax has been withheld upon a payment made under this Agreement and been remitted by Lian to a Governmental Authority, if requested by Landos and if, and for so long as, the Parties acting in good faith mutually agree that there is a reasonable prospect of successfully obtaining a refund of such tax, then Lian shall, at Landos’ sole cost and expense, seek a refund of such tax from the proper Governmental Authority. Landos agrees to reasonably cooperate with Lian and its Affiliates in the pursuit of such tax refund (including, if required by applicable Laws or by the applicable Governmental Authority, permitting Lian to seek such tax refund in Landos’ name and participating in any application or appeal that requires that Landos be the party applying for such tax refund, solely with Landos ‘prior written consent); provided that, Landos agrees to assume responsibility for direct payment of lawyers’ and other advisors’ fees and any other costs associated with seeking such refund.

6.6       Manner of Payment; Currency of Payments. All payments owed by Lian under this Agreement will be made by wire transfer in immediately available funds to a bank and account designated in writing by Landos. All amounts payable and calculations under this Agreement will be in Dollars. As applicable, Net Sales and any royalty reductions will be translated into Dollars using the average of the applicable daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for [***] in which such Net Sales occurred.

6.7       Late Payments. Without limiting any other rights or remedies available to Landos hereunder, any late payment by Lian will bear interest, to the extent permitted by Laws, at an annual rate of [***] or the highest rate permitted by applicable Law (whichever is lower), computed from the dated such payment was due until the date Lian makes the payment, with such interest compounded [***].

Article 7
INTELLECTUAL PROPERTY OWNERSHIP,
PROTECTION AND RELATED MATTERS

7.1       Ownership of Inventions.

(a)       Ownership of Inventions; Cross License of Product Inventions. Ownership will follow inventorship for any and all inventions, Know-How, developments, or discoveries, whether patentable or non-patentable, invented or otherwise developed or generated by either Party alone (including its Affiliates, or any of its or their employees, Sublicensees, independent contractors, or agents) or jointly by both Parties (including jointly by their Affiliates, or any of its or their employees, Sublicensees, independent contractors, or agents) in the performance of a Party’s obligations or exercise of its rights under this Agreement (collectively, “Inventions”) and such ownership will be determined based on the principles of inventorship in accordance with United States patent Laws.

(b)       Assignment Obligation. Each Party will assign, and will cause its Affiliates to assign, its rights, and cause all employees of such Party or Affiliate who perform activities for such Party or Affiliate under this Agreement to be under an obligation to assign their rights, in any Patent Rights and Know-How, whether or not patentable, resulting therefrom to such Party or Affiliate to effectuate the terms and conditions set forth in Section 7.1(a) (Assignment Obligation). With respect to any activities of a Party or its Affiliate or exercise of its or their rights under this Agreement that are subcontracted to a Person that is not an employee, the Party or such Affiliate retaining such subcontractor will include in the applicable subcontract an assignment to such Party or such Affiliate of all rights in Patent Rights and Know-How made by such subcontractor resulting from such activities or exercise of its rights, and in any event will include in the applicable subcontract a license to such Party or Affiliate that is sublicensable (through multiple tiers) to the other Party under this Agreement, of any Patent Rights and Know-How made by such contractor or subcontractor resulting from such activities.

7.2       Prosecution and Maintenance of the Licensed Patent Rights and Joint Patent Rights.

(a)       In the Territory. As between the Parties, Landos will have the first right, at its expense, to Prosecute the Licensed Patent Rights and Joint Patent Rights in all Regions in the Territory, at Landos’ sole cost and expense. Landos will keep Lian reasonably informed of all steps with regard to and the status of such Prosecution of such Patent Rights, including by providing Lian with (i) copies of all correspondence and material communications it sends to or receives from any patent office or agency in the Territory relating to such Patent Rights, (ii) a draft copy of all applications, in each case ((i) and (ii)), sufficiently in advance of filing or response to permit reasonable review and comment by Lian, and (iii) a copy of applications as filed, together with notice of its filing date and serial number. Before Landos submits any material filing, including a new patent application, or response to such patent authorities with respect to any Licensed Patent Rights or Joint Patent Rights, Landos will provide Lian with a reasonable opportunity to review and comment on such filing or response and will incorporate any reasonable comments or suggestions provided by Lian regarding the Prosecution of such Licensed Patent Rights or Joint Patent Rights under this Section 7.2(a) (In the Territory).

(b)       Step-In Right. If Landos elects not to continue to Prosecute a given Patent Right within the Licensed Patent Rights or Joint Patent Rights in the Territory pursuant to Section 7.2(a) (In the Territory), then Landos will give Lian notice thereof within a reasonable period (but not less than [***]) prior to allowing such Patent Rights to lapse or become abandoned or unenforceable, and Lian will have the right, but not the obligation, to assume the Prosecution of such Patent Rights in such Region, including paying any required fees to maintain such Patent Rights in such Region, all at Lian’s sole expense and through patent counsel or agents of its choice. Upon transfer of Landos’ responsibility for Prosecuting any of the Patent Rights to Lian under this Section 7.2(b) (Step-In Right), (i) Landos will promptly deliver to Lian copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for Lian to assume such Prosecution, and (ii) such Patent Right shall no longer extend the Royalty Term pursuant to Section 6.2(b) (Royalty Term). Thereafter, Lian will keep Landos reasonably informed of the status of such Prosecution of such Patent Rights.

(c)       Cooperation. Each Party will, and will cause its Affiliates to, reasonably cooperate, with the other Party with respect to the Prosecution of Licensed Patent Rights and Joint Patent Rights pursuant to this Section 7.2 (Prosecution and Maintenance of the Licensed Patent Rights and Joint Patent Rights), including with respect to obtaining patent term restoration, supplemental protection certificates or their equivalents, and patent terms extension with respect to the Licensed Patent Rights and Joint Patent Rights in any Region where applicable.

7.3       Third Party Infringement.

(a)       Notice. Each Party will promptly notify the other in writing if such Party becomes aware of any suspected, threatened or actual infringement by any Third Party of any Licensed Technology or Joint Patent Right arising from the making, using, offering to sell, selling, or importing of a product in the Field in the Territory that could be competitive with a Licensed Product, and, in each case, will provide the other Party with all evidence in such Party’s possession or control supporting such infringement or unauthorized use or misappropriation (each, an “Infringement”).

(b)       Lian First Right. As between the Parties, Lian will have the first right, but not the obligation, using counsel of its choosing and at its sole expense, to institute any infringement, misappropriation, or other appropriate Action against any Infringement of the Licensed Technology or Joint Patent Rights (any such Action, an “Infringement Action”) in the Field in the Territory. Landos shall have the right, at its own cost and expense, to be represented in any Infringement Action by counsel of its own choice. Lian will notify Landos of its decision to commence an Infringement Action, will keep Landos apprised in writing of any such Infringement Action, and will consider Landos’ reasonable interests and requests regarding such Infringement Action.

(c)       Landos Right. If Lian fails to commence a suit to enforce the Licensed Technology or Joint Patent Rights against such Infringement (or to settle or otherwise secure the abatement of such Infringement) within (i) [***] after its receipt or delivery of notice under Section 7.3 (Third Party Infringement), or (ii) [***] before the time limit, if any, set forth in the appropriate Laws for the filing of such actions, whichever comes first, or ceases to diligently pursue such Infringement Action, then Landos will have the right, but not the obligation, at its own expense to institute such Infringement Action against the applicable Third Party infringer(s).

(d)       Cooperation. In any Infringement Action brought under the Licensed Technology or Joint Patent Rights pursuant to Section 7.3(b) (Lian First Right) and Section 7.3(c) (Landos Right), each Party will, and will cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Licensed Technology and Joint Patent Rights, and will join such suit as a party, if requested by the other Party. Furthermore, the Party initiating any Infringement Action pursuant to Section 7.3(b) (Lian First Right) or Section 7.3(c) (Landos Right) will consider in good faith all reasonable and timely comments from the other Party on any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Patent Rights. Neither Party will have the right to settle any Infringement Action under this Section 7.3 (Third Party Infringement) in a manner that diminishes the rights or interests of the other Party under this Agreement without the consent of such other Party, which consent will not be unreasonably withheld.

(e)       Allocation of Recoveries. Any settlements, damages or monetary awards recovered by either Party pursuant to any Infringement Action will (i) first be allocated to reimbursing the Parties for their reasonable out-of-pocket expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), and (ii) [***].

7.4       Claimed Infringement. Each Party will promptly notify the other Party if a Third Party brings any Action alleging patent infringement by Lian or Landos or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture or Commercialization of any Licensed Product or Joint Patent Rights (any such Action, an “Infringement Claim”) in the Territory. Lian will have the right, but not the obligation, to control the defense and response to any such Infringement Claim in the Territory with respect to Lian’s activities, at Lian’s sole cost and expense, and Landos will have the right, at its own expense, to be represented in any such Infringement Claim in the Territory by counsel of its own choice. Landos will have the sole right, but not the obligation, to control the defense and response to any such Infringement Claim with respect to Landos’ activities, including any such Infringement Claim in the Territory or outside of the Territory. Upon the request of the Party controlling the response to the Infringement Claim, the other Party will reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim. The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation. If the Infringement Claim is brought against both Parties, then each Party will have the right to defend against the Infringement Claim. The Party defending an Infringement Claim under this Section 7.4 (Claimed Infringement) will (a) consult with the other Party as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense. The Party controlling the defense against an Infringement Claim will have the right to settle such Infringement Claim on terms deemed reasonably appropriate by such Party, provided, that, neither Party will have the right to settle any Infringement Claim under this Section 7.4 (Claimed Infringement) in a manner that diminishes the rights or interests of the other Party under this Agreement without the consent of such other Party, which consent will not be unreasonably withheld.

7.5       Common Interest. All information exchanged between the Parties regarding the Prosecution, enforcement, and defense, of Licensed Patent Rights and Joint Patent Rights under this Article 7 (Intellectual Property Ownership, Protection and Related Matters) will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such Prosecution, enforcement, and defense, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights under this Article 7 (Intellectual Property Ownership, Protection and Related Matters), including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding any provision to the contrary set forth in this Agreement, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 7 (Intellectual Property Ownership, Protection and Related Matters) is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information, and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

Article 8
CONFIDENTIALITY AND PUBLICITY

8.1       Confidential Information.

(a)       Confidentiality Obligation. During the Term and for a period of [***] years after any termination or expiration of this Agreement, each Party agrees to, and will cause its Affiliates and Sublicensees and contractors to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of the other Party, without the prior written consent of such disclosing Party. The existence and terms of this Agreement are the Confidential Information of each Party.

(b)       Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to the other Party’s Confidential Information only to the receiving Party’s employees, consultants, advisors, licensees, collaboration partners, and Sublicensees, and to the employees, consultants and advisors of the receiving Party’s Affiliates, in each case on a need to know basis who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 8.1 (Confidential Information). Each Party will remain responsible for any failure by its Affiliates, licensees, collaboration partners, or Sublicensees, and its and its Affiliates’ respective employees, consultants and advisors, to treat such Confidential Information as required under this Section 8.1 (Confidential Information) as if such Affiliates, employees, consultants, advisors, licensees, collaboration partners, and Sublicensees were parties directly bound to the requirements of this Section 8.1 (Confidential Information).

(c)       Confidentiality Limitation. Notwithstanding any provision to the contrary set forth in this Agreement, each Party may use and disclose the other Party’s Confidential Information as follows: (i) under appropriate written confidentiality and non-use obligations no less stringent than those in this Agreement, to its Affiliates, bona fide potential or actual collaboration partners, licensors, Sublicensees, licensees, or strategic partners and to employees, directors, agents, consultants, and advisers of any other Third Parties, (ii) to its financial advisors, attorneys and accountants, bona fide actual or potential acquisition partners, financing sources or investors and underwriters on a need to know basis, in each case under appropriate confidentiality and non-use obligations (which may include professional ethical obligations) no less stringent than those in this Agreement; provided, however, that each Party will remain responsible for any failure by any of the foregoing individuals to treat such Confidential Information as required under Section 8.1 (Confidential Information) as if such individuals were parties directly bound to the requirements of this Section 8.1 (Confidential Information), or (iii) as required by any court or other governmental body or as otherwise required by applicable Laws (including any such disclosures as are required by a Regulatory Authority in connection with seeking Regulatory Approval, Pricing and Reimbursement Approval, import authorization for any Licensed Product in the Territory, or the rules or regulations of the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States or of any stock exchange or listing entity (including in connection with the public sale of securities)); provided, that, notice is promptly given to the other Party and the disclosing Party cooperates with reasonable requests from the other Party to seek a protective order or other appropriate remedy to protect the Confidential Information. Notwithstanding any provision to the contrary contained in this Article 8 (Confidentiality and Publicity), Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of Section 8.1(b) (Permitted Disclosures) and this Section 8.1(c) (Confidentiality Limitation). If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar Governmental Authority in a country other than the United States, then such Party will, a reasonable time prior to any such filing, provide the other Party with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such agreement and use reasonable efforts to have terms identified by such other Party afforded confidential treatment by the applicable Regulatory Authority.

(d)       Secrecy of Licensed Know-How. Without limiting the generality of Section 8.1(a) (Confidentiality Obligation), during the Term the receiving Party will protect, and will cause, to the extent applicable, its Affiliates and Sublicensees, and its and their respective officers, directors, employees, and agents to protect, the secrecy and confidentiality of the Licensed Know-How and unpublished Patent Rights using at least the same degree of care as it uses to prevent the disclosure of its own other confidential information of like importance and in any event a reasonable duty of care.

(e)       Residual Knowledge. The Parties acknowledge the practical difficulty of policing the use of information inadvertently retained in the unaided memory of a receiving Party or its Affiliates and its and their officers, directors, employees, and agents who have had rightful access to the Confidential Information of the disclosing Party (“Residual Knowledge”), and as such each Party agrees that the receiving Party will not be liable for the inadvertent use (without reference to any Confidential Information of the disclosing Party) by any of its or its Affiliates’ officers, directors, employees, or agents of the Residual Knowledge that is inadvertently retained in the unaided memory of such officer, director, employee, or agent; provided that such officer, director, employee, or agent has not been directed to or otherwise intentionally memorized or retained such Residual Knowledge for use other than as explicitly permitted under this Agreement. The receiving Party acknowledges and agrees that any use made by the receiving Party of any such Residual Knowledge is on an “as is, where is” basis and at its sole risk, with all faults and all representations and warranties disclaimed by the disclosing Party.

8.2       Publicity. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Licensed Product in the Field in the Territory, and each Party may make such disclosures from time to time, subject to the terms and conditions of this Agreement, including this Section 8.2 (Publicity). Such disclosures may include achievement of milestones, significant events in the Development process with respect to Licensed Products, or Commercialization activities with respect to Licensed Products.

(a)       On a date to be agreed by the Parties, the Parties will jointly issue a press release regarding the signing of this Agreement. Except as set forth in the preceding sentence and for disclosures permitted in accordance with Section 8.1(b) (Permitted Disclosures), whenever either Party elects to make any public disclosure regarding milestones or other significant events in the Development or Commercialization of the Licensed Products in the Field in the Territory, it will first notify the other Party of such planned press release or public announcement and provide a draft for review no less than [***] in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Laws, with as much advance notice as possible under the circumstances if it is not possible to provide notice at least [***] in advance). Each Party will have the right to review and approve any such planned press release or public announcement proposed by the other Party with respect to Licensed Products in the Field in the Territory, or that includes Confidential Information of the other Party. In such case, (i) the reviewing Party will attempt to provide such approval as soon as reasonably possible and will not unreasonably withhold such approval; (ii) the reviewing Party will provide explanations of its disapproval of such press release; and (iii) a Party desiring to make such public disclosure may issue such press release or public announcement without such prior review by the other Party if (A) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by such Party, and (B) such press release or public announcement is consistent with the previously issued press release or other publicly available information. The Party reviewing a press release provided under this clause (i) of this Section 8.2(a) (Publicity) will review and approve or disapprove such press release within [***] Business Days after its receipt thereof.

(b)       In the event that either Party proposes to publish or present the results of Development or Commercialization carried out on the Licensed Product, including any oral presentation or abstract that contain clinical data or pertain to results of Clinical Trials or other studies, such publication or presentation will be subject to the prior review by the other Party for protection of such other Party’s Confidential Information. Each Party will provide to the other Party the opportunity to review a draft of any proposed publication that covers the results of Development or Commercialization of Licensed Products during the Term, and the submitting Party will remove from such proposed publication any Confidential Information of the other Party as reasonably requested by the other Party.

Article 9
REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

9.1       Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)       Organization. It is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b)       Authority. It has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents.

(c)       Consents. Except for any Marketing Authorizations, Regulatory Approvals, Regulatory Filings, Manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of Licensed Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained.

(d)       No Conflict. It is not under any obligation, contractual or otherwise, to any Person that would affect the diligent and complete fulfillment of obligations under this Agreement and the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (i) do not conflict with or violate any requirement of Laws applicable to such Party, (ii) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party, and (iii) do not conflict with, violate, breach or constitute a default under, or give rise to any right of termination, cancellation or acceleration of, any contractual obligations of such Party or any of its Affiliates.

(e)       Enforceability. This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar Laws affecting the enforcement of creditors’ rights generally.

9.2       Additional Representations and Warranties of Landos. Landos represents and warrants to Lian that, as of the Effective Date:

(a)       Licensed Patent Rights. All Licensed Patent Rights as of the Effective Date are listed in Schedule 1.76 (Licensed Patents). Landos is the sole and exclusive owner of the Licensed Patent Rights, all of which are free and clear of any claims, liens, charges or encumbrances. Except as otherwise noted in Schedule 1.76 (Licensed Patents), all Licensed Patent Rights owned or Controlled by Landos have been filed and Prosecuted in good faith in the patent offices in accordance with applicable Laws, and all applicable fees have been paid on or before the due date for payment. All issued Licensed Patent Rights are valid, subsisting, and enforceable. Landos does not own or hold any Patent Rights that would be necessary or reasonably useful for the Development, Manufacture, or Commercialization of the Licensed Products in the Territory other than the Licensed Patent Rights.

(b)       Licensed Know-How. Landos owns or Controls the Licensed Know-How, and has the right to grant the licenses under the Licensed Know-How to Lian on and the terms set forth in this Agreement. Landos has the right to use and disclose (in each case, under appropriate circumstances of confidentiality) the Licensed Know-How free and clear of any claims, liens, charges or encumbrances.

(c)       Licensed Technology. Landos has not granted to any Third Party, including any academic organization or agency, any license, option or other rights to research, Develop, Manufacture, use or Commercialize the Compounds or the Licensed Products in the Territory. No Third Party has any license, option or other rights or interest in or to the Licensed Technology other than the rights that are expressly reserved or contingent under this Agreement.

(d)       Licensed Marks. Landos owns or Controls the Licensed Marks, and has the right to grant the licenses under the Licensed Marks to Lian on the terms set forth in this Agreement.

(e)       Delivery of Documentation. Prior to the Effective Date, Landos has made available to Lian true, complete, and correct copies of: (i) all existing material Regulatory Filings in its possession and control relating to Licensed Products, (ii) all material adverse information with respect to the safety and efficacy of the Licensed Products in Landos’ or its Affiliates’ (to the extent applicable, in accordance with Section 2.1(b) (Lian Right of Access and Reference)) possession and control, and (iii) all material data and results relating to the Development of the Licensed Products in Landos’ or its Affiliates’ (to the extent applicable, in accordance with Section 2.1(b)) (Lian Right of Access and Reference).

(f)       Third Party Challenges. There are no claims, judgments, or settlements against, or amounts with respect thereto, made against Landos or any of its Affiliates relating to the Licensed Patent Rights or the Licensed Know-How, and no written claim or litigation has been received by Landos or its Affiliates or, [***], threatened by any Person (i) alleging that the Licensed Patent Rights are invalid or unenforceable, (ii) asserting the misuse of any of the Licensed Patent Rights, (iii) challenging Landos’ Control of the Licensed Patent Rights (i.e., alleging that a Third Party has a right or interest in or to the Licensed Technology), or (iv) alleging misappropriation of the Know-How of any Third Party used in the Development, Manufacture or Commercialization of Licensed Products by or on behalf of Landos prior to the Effective Date.

(g)       Non-Infringement of Third Party IP. [***], the Development, Manufacture, or Commercialization of the Licensed Product in the Territory does not infringe any Patent Right or misappropriate or otherwise violate or misappropriate any Know-How of any Person (in the case of pending Patent Rights, evaluating them as if issued). No written claim of infringement of the Patent Rights or misappropriation of the Know-How of any Third Party has been received by Landos, or [***], threatened, against Landos, any of its Affiliates or its or their Sublicensees with respect to the Development, Manufacture or Commercialization of Licensed Products. [***], the practice by Lian under the Licensed Technology or the Development, Manufacture, or Commercialization of the Compounds or Licensed Products as contemplated under this Agreement will not infringe, misappropriate or otherwise violate any Intellectual Property of any Third Party.

(h)       Absence of Litigation. There are no judgments or settlements against or owed by Landos or its Affiliates or Sublicensees, or, [***], pending litigation against Landos or its Affiliates or Sublicensees, or litigation threatened against Landos or its Affiliates or Sublicensees, in each case, related to Compounds or Licensed Products, including any such litigation any relating to any Regulatory Filings, Regulatory Approvals, or Marketing Authorizations Controlled by Landos, its Affiliates or its Sublicensees.

(i)       Maintenance of Regulatory Filings, Good Laboratory, and Clinical Practices. Landos maintains control over all Regulatory Filings pertaining to the Licensed Products in the

Field in the Territory. Landos and its Affiliates and Sublicensees have generated, prepared, maintained, and retained all Regulatory Filings and Marketing Authorizations in its control that are required to be maintained or retained pursuant to and in material compliance with applicable Laws, and have conducted in material compliance with applicable Laws, including GLP and GCP all Development of Licensed Products in the Field conducted prior to the Effective Date.

(j)       Confidentiality of Know-How. Landos has taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Licensed Know-How. [***], the Licensed Know-How existing as of the Effective Date has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality.

(k)       Assignment of Third Party Rights; Third Party Consents.

(i)       Landos has obtained from each of its employees and agents, and from the employees and agents of its Affiliates, who are performing Development activities under the Global Development Plan for Licensed Products, rights to any and all Know-How created by such employees and agents in the course of such activities that relates to Licensed Products, such that Lian will, by virtue of this Agreement, receive from Landos, without payments beyond those required by Article 6 (Financial Provisions), all licenses and other rights granted to Lian under this Agreement.

(ii)       Each Person who has or has had any ownership rights in or to any Licensed Patent Rights purported to be owned solely by Landos, has assigned and has executed an agreement assigning its entire rights, title, and interests in and to such Licensed Patent Rights to Landos, and [***], no current officer, employee, agent, or consultant of Landos or any of its Affiliates is in violation of any term of any assignment or other agreement, in each case, regarding the protection of the Licensed Patent Rights.

(iii)       Prior to the Effective Date, Landos has obtained all consents from Third Parties necessary to grant Lian the licenses and rights Landos purports to grant to Lian under this Agreement.

(l)       Statements to Regulatory Authorities. Neither Landos nor any of its Affiliates, nor, [***], its Sublicensees nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to any Regulatory Authority with respect to the Development or Commercialization of Licensed Products, or failed to disclose a material fact required under applicable Laws to be disclosed to any Regulatory Authority with respect to the Development or Commercialization of Licensed Products.

(m)       Compliance with Laws. All of the studies, tests, and pre-clinical and Clinical Trials of Licensed Products conducted prior to, or being conducted as of, the Effective Date by or on behalf of Landos have been and are being conducted in all material respects in accordance with applicable Laws.

(n)       Upstream Licenses. As of the Effective Date, Landos owns all Licensed Technology and does not Control any such Licensed Technology pursuant to any Upstream License.

(o)       No Other Disclosures. [***], there is no material information, including regarding any safety, efficacy, or regulatory issues, within Landos’ Control that has not been disclosed to Lian and that would materially adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any Regulatory Filing for a Licensed Product in the Field and in the Territory.

9.3       No Conflict. During the Term, Landos and its Affiliates will not grant any interest in the Licensed Technology that is inconsistent with the terms and conditions of this Agreement.

(a)       Additional Representations, Warranties and Covenants of Lian. Lian hereby covenants to Landos that neither Lian nor any of its Affiliates or Sublicensees, will employ or use the services of any Person who is debarred or disqualified under laws in the Territory comparable with the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., or the Public Health Service Act, 42 U.S.C. §§262 et seq. in connection with activities relating to any Licensed Product; and in the event that Lian becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Lian or any of its Affiliates with respect to any activities relating to any Licensed Product, Lian will immediately (but in any event no later than [***]) notify Landos in writing and Lian will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product.

9.4       Compliance with Laws. Each Party shall, and shall ensure that its Affiliates and their respective Sublicensees will, comply in all respects with all applicable Laws (including Anti-Corruption Laws), including in the Development, Manufacturing, and Commercialization of Licensed Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.

9.5       NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN SECTION 9.1 (MUTUAL REPRESENTATIONS AND WARRANTIES) AND SECTION 9.2 (ADDITIONAL REPRESENTATIONS AND WARRANTIES OF LANDOS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY WITH RESPECT TO THE LICENSED PRODUCT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Article 10
INDEMNIFICATION; DAMAGES

10.1      Indemnification by Landos. Landos will defend, indemnify and hold harmless Lian, its Affiliates and their respective directors, officers, employees and agents (each, a “Lian Indemnified Party”), from, against and in respect of any and all Third Party Losses incurred or suffered by any Lian Indemnified Party to the extent arising from or relating to: (a) any breach of any representation or warranty made by Landos in this Agreement, or any breach by Landos of any obligation, covenant, or agreement in this Agreement; (b) the gross negligence or intentional misconduct of Landos or any of its Affiliates, (sub)licensees (other than Lian), or contractors, or any of their respective directors, officers, employees, or agents, in performing Landos’ obligations or exercising Landos’ rights under this Agreement; (c) activities conducted by or on behalf of Landos or its Affiliates or Sublicensees or contractors related to the Development, Manufacture, or Commercialization of

Licensed Products anywhere in the world prior to the Effective Date; and (d) the Development, Manufacture, or Commercialization of the Licensed Products by or on behalf of Landos, any of its Affiliates, Sublicensees (other than Lian), or contractors outside the Territory; provided, however, that Landos’ obligations pursuant to this Section 10.1 (Indemnification by Landos) will not apply to the extent such Third Party Losses result from Third Party Losses for which Lian has an obligation to indemnify Landos pursuant to Section 10.2 (Indemnification by Lian).

10.2      Indemnification by Lian. Lian will defend, indemnify and hold harmless Landos, its Affiliates, and each of their respective directors, officers, employees and agents (each, a “Landos Indemnified Party”) from, against and in respect of any and all Third Party Losses incurred or suffered by any Landos Indemnified Party to the extent arising from or relating to: (a) any breach of any representation or warranty made by Lian in this Agreement, or any breach by Lian of any obligation, covenant, or agreement in this Agreement, (b) the gross negligence or intentional misconduct of, or violation of Laws by, Lian, any of its Affiliates, Sublicensees, or contractors, or any of their respective directors, officers, employees, or agents, in performing Lian’s obligations or exercising Lian’s rights under this Agreement, or (c) the Development, Manufacture, or Commercialization of the Licensed Product by or on behalf of Lian or its Affiliates or Sublicensees (other than Landos) or contractors; provided, however, that Lian’s obligations pursuant to this Section 10.2 (Indemnification by Lian) will not apply to the extent such Third Party Losses result from Third Party Losses for which Landos has an obligation to indemnify Lian pursuant to Section 10.1 (Indemnification by Landos).

10.3      Claims for Indemnification.

(a)       Notice. An Indemnified Party entitled to indemnification under Section 10.1 (Indemnification by Landos) or Section 10.2 (Indemnification by Lian) will give prompt written notification to the Indemnifying Party from whom indemnification is sought of the commencement of any Action by a Third Party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a Third Party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.3(a) (Notice) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to give notice.

(b)       Defense. Within [***] days after delivery of a notice of any Third Party Claim in accordance with Section 10.3(a) (Notice), the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, then the Indemnified Party may control such defense (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld). The Party not controlling such defense may participate therein at its own expense.

(c)       Cooperation. The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status and material developments of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim, with all out-of-pocket costs of such cooperation to be borne by the Party controlling such defense.

(d)       Settlement. The Indemnified Party will not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party will not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party (other than a monetary obligation on the Indemnifying Party), without the prior written consent of the Indemnified Party, which will not be unreasonably withheld (unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party (in which case, (i) through (iii), the Indemnified Party may withhold its consent to such settlement in its sole discretion)).

(e)       Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates and Sublicensees take all such reasonable steps and actions as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Third Party Claims (or potential losses or damages) under this Article 10 (Indemnification; Damages). Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

10.4      Insurance. Each Party, at its own expense, will maintain liability insurance (or self-insure) with respect to its activities under this Agreement in an amount consistent with industry standards. Each Party will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. Without limiting the foregoing, during the Term and thereafter for the period of time required below, each Party will maintain on an ongoing basis comprehensive general liability insurance policies which are consistent with normal business practices of prudent companies similar situated in such Party’s territory. Not later than [***] days following receipt of written request from a Party, the other Party will provide to the requesting Party a certificate of insurance evidencing such insurance policies. Each Party will maintain such insurance or self-insurance coverage without interruption during the Term and for a period of [***] thereafter, and, if applicable, will provide certificates or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained. Each Party will be provided at least [***] days’ prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits described above. Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance will not relieve that Party of its obligations set forth in this Agreement.

Article 11
LIMITATION OF LIABILITY

11.1      NO CONSEQUENTIAL OR PUNITIVE DAMAGES. EXCEPT AS SET FORTH IN SECTION 11.2 (EXCLUSION FROM LIABILITY LIMITATION), NEITHER PARTY NOR ANY OF ITS AFFILIATES OR AFFILIATED ENTITIES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, OR ANY LOST PROFITS ARISING OUT OF THIS AGREEMENT, IN EACH CASE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

11.2      EXCLUSION FROM LIABILITY LIMITATION. THE LIMITATIONS AND DISCLAIMER SET FORTH IN SECTION 11.1 (NO CONSEQUENTIAL OR PUNITIVE DAMAGES) WILL NOT APPLY TO A CLAIM: (A) FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (B) FOR A BREACH OF SECTION 2.9 (EXCLUSIVITY), SECTION 9.2(a) (LICENSED PATENT RIGHTS), ARTICLE 8 (CONFIDENTIALITY AND PUBLICITY); OR (C) FOR INDEMNIFIABLE LOSSES PURSUANT TO SECTION 10.1 (INDEMNIFICATION BY LANDOS) OR SECTION 10.2 (INDEMNIFICATION BY LIAN), AS APPLICABLE.

Article 12
TERM AND TERMINATION

12.1      Term. Unless terminated earlier in accordance with this Article 12 (Term and Termination), this Agreement will become effective as of the Effective Date and will continue in full force, on a Licensed Product-by-Licensed and Region-by-Region basis, until the expiration of the Royalty Term applicable to such Licensed Product and such Region (the “Term”).

12.2      Paid-Up License Upon End of Royalty Term. Upon the expiration of the Royalty Term for a given Licensed Product in a given Region in the Territory, the licenses and rights of reference granted to Lian pursuant to Section 2.1 (License Grants; Rights of Reference) will become perpetual, irrevocable, fully paid-up, royalty free, fully sublicensable, and transferable with respect to such Licensed Product in such Region.

12.3      Early Termination.

(a)       Termination for Material Breach. Upon (i) any material breach of this Agreement by Landos or (ii) any material breach of this Agreement by Lian (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement by providing written notice to the Breaching Party within [***] days’ in the case of a payment breach, or [***] days’ in the case of any other material breach, which notice will, in each case (A) expressly reference this Section 12.3(a) (Termination for Material Breach), (B) reasonably describe the alleged breach that is the basis of such termination, and (C) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. If such breach relates solely to one or more Licensed Products or Regions of the Territory, then the non-breaching Party will have the right to terminate this Agreement solely with respect to such Licensed Product(s) or Region(s), as applicable. Notwithstanding the foregoing, if such material breach, by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended by up to an additional [***] days if the Breaching Party provides a reasonable written plan for curing such breach to the Non-Breaching Party and uses reasonable efforts to cure such breach in accordance with such written plan. In addition, if the Breaching Party disputes (A) whether it has materially breached this Agreement, (B) whether such material breach is reasonably curable within the applicable cure period, or (C) whether it has cured such material breach within the applicable cure period, then the dispute will be resolved pursuant to Article 13 (Dispute Resolution), and the applicable cure period will be tolled during the pendency of such dispute resolution procedure.

(b)       Termination for Patent Challenge. Except to the extent the following is unenforceable under the Laws of a particular jurisdiction in the Territory or as otherwise provided in this Section 12.3(b) (Termination for Patent Challenge), Landos may terminate this Agreement upon written notice to Lian if Lian, its Affiliates, or Sublicensees, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability, or scope of any Licensed Patent Rights in a court or other governmental agency of competent jurisdiction in the Territory, including a reexamination or opposition proceeding (a “Patent Challenge”); provided that, if Lian or its Affiliate or Sublicensee withdraws (or causes to be withdrawn) such Patent Challenge within [***] days after being requested to do so by Landos in writing (which termination notice will be deemed a request), then Landos will have no right to terminate this Agreement pursuant to this Section 12.3(b) (Termination for Patent Challenge). In addition, and notwithstanding any provision to the contrary set forth in this Agreement, Landos may not terminate this Agreement pursuant to this Section 12.3(b) (Termination for Patent Challenge) (i) if Lian or its Affiliate or Sublicensee is required by legal process to be joined as a party in any Patent Challenge by a Third Party, or (ii) with respect to: (A) any affirmative defense or other validity, enforceability, or non-infringement challenge, whether in the same action or in any other agency or forum of competent jurisdiction, advanced by Lian, or any of its Affiliates or Sublicensees in response to any claim or action brought in the first instance by, or on behalf of, Landos, (B) any Patent Challenge to the extent commenced by a Third Party that after the Effective Date acquires or is acquired by Lian or any of its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase, or otherwise; provided that such proceeding commenced prior to the closing of such acquisition, or (C) any Patent Challenge that is commenced by a Sublicensee; provided that Lian demands that such Sublicensee withdraw such Patent Challenge promptly after Lian becomes aware of such Patent Challenge and terminates the sublicense agreement with the applicable Sublicensee if such Sublicensee does not withdraw such Patent Challenge within [***] days after receipt of notice from Lian.

(c)       Termination for Insolvency. Subject to Section 2.6 (Rights in Bankruptcy), either Party may terminate this Agreement upon delivery of written notice to the other Party if (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] days of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

(d)       Termination by Lian for Convenience. Lian may, upon [***] days’ prior written notice to Landos, terminate this Agreement for convenience, without cause, and for any or no reason, on a Licensed Product-by-Licensed Product basis.

12.4      Effects of Termination.

(a)       Effects of Termination Generally. Upon any termination of this Agreement with respect to one or more Licensed Products (a “Terminated Product”) or Regions (a “Terminated Region”), then the Parties’ rights, licenses and obligations under this Agreement will terminate with respect to the applicable Terminated Product or Terminated Region and neither Party will have any further rights or obligations under this Agreement from and after the effective date of termination with respect to the applicable Terminated Product or Terminated Region, except as set forth in this Section 12.4 (Effects of Termination).

(b)       Winding Down of Activities. If there are any on-going Development or Commercialization activities with respect to a Terminated Product or Terminated Region at termination or expiration of this Agreement, then the Parties will negotiate in good faith and adopt a plan to wind-down such activities in an orderly fashion or, at Landos’ election and unless prohibited by any Regulatory Authority or applicable Law, promptly transition such activities from Lian to Landos or its designee, with due regard for patient safety and the rights of any subjects that are participants in any Clinical Trials of the Licensed Products, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and, with respect to any Clinical Trial transitioned to Landos or its designee, to minimize any disruption to such Clinical Trial, and in compliance with all applicable Law.

(c)       License Grant to Landos.

(i)       Upon termination of this Agreement, Lian, on behalf of itself and its Affiliates hereby grants (effective on delivery of the notice of termination) to Landos a worldwide, irrevocable, perpetual, transferable, exclusive license under the Product Inventions and Patent Rights controlled by Lian that cover any such Product Inventions, in each case, in existence as of the applicable effective date of termination, to Develop, Manufacture, and Commercialize Compounds and Licensed Products in the Field in the Territory (the “Reversion License”). If any rights granted by Lian under the Reversion License are Controlled by Lian or its Affiliates or Sublicensees pursuant to an agreement with a Third Party, then Landos will pay all amounts due under any such agreement to the extent reasonably allocable to Landos’ exercise of the rights granted thereunder.

(ii)       Effective upon any termination of this Agreement in all Regions of the Territory, if, as of the effective date of termination, the Terminated Product has achieved First Commercial Sale in any Region in the Territory, then Lian will assign and transfer (and if unable to assign and transfer, exclusively license) to Landos any Trademarks owned or Controlled by Lian that are specific to such Terminated Product for the purpose of Commercializing such Terminated Product, together with all goodwill associated with the specific Trademarks. If this Agreement is terminated with respect to one or more, but not all, Regions in the Territory, then Lian will grant an exclusive license to Landos under any Trademarks in the Terminated Region owned or Controlled by Lian or its Affiliates that are specific to such Terminated Product for the purpose of Commercializing such Terminated Product in the Terminated Region.

(iii)       If Landos or its or their Affiliates or Sublicensees exercises the Reversion License or the rights granted pursuant to Section 12.4(h) (Transfer of Regulatory Filings and Regulatory Approvals) and this Agreement has been terminated by Lian pursuant to Section 12.3(a) (Termination for Material Breach), then Landos will pay to Lian, in consideration of the rights granted to Landos, [***].

(d)       Discontinuation of JSC. Upon termination of this Agreement in its entirety, the JSC will cease to exist; provided, however, that if this Agreement is terminated with respect to one or more Terminated Products or Terminated Regions only, then the JSC will continue with respect to the non-terminated Licensed Products or Regions only.

(e)       Accrued Obligations. Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability that, on the effective date of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination.

(f)       Survival. This Section 12.4(f) (Survival), the provisions set forth in the following Sections, as well as, to the extent applicable, any other Sections or defined terms referred to in such Sections or Articles or necessary to give them effect, will survive any expiration or termination of this Agreement in its entirety: Articles 6 (solely to the extent any payment obligations have accrued prior to expiration or termination), 8, 10, 11, 13 and 14 and Sections 2.4, 2.5, 2.6, 2.7, 3.4(a), 7.1, 9.5, 12.2 and 12.4. Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement, including applicable definitions in Article 1 (Definitions), will survive to the extent required. Except as otherwise expressly provided in this Agreement, including this Section 12.4(f) (Survival), any licenses granted under this Agreement will terminate upon expiration or termination of this Agreement in its entirety or solely with respect to a Terminated Product or Terminated Region, as the case may be, for any reason.

(g)       Inventory.

(i)       Sell-Off Period. Lian will have the right, for a period of [***] following termination of this Agreement in any Region, to sell or otherwise dispose of any Licensed Products in such terminated Regions, as applicable, on hand at the time of such termination or in the process of Manufacturing (the “Sell-Off Period”).

(ii)       Landos Buy-Back. Upon expiration of any Sell-Off Period in any Region, Landos will have the right to purchase all of Lian’s and its Affiliates’ remaining inventory of Licensed Products held as of the effective date of expiration of such Sell-Off Period at a price equal to (A) [***], if supplied by Landos or (B) if Manufactured by Lian, [***].

(h)       Transfer of Regulatory Filings and Regulatory Approvals. Following the effectiveness of any termination of this Agreement pursuant to Section 12.3 (Early Termination), after Landos’ written request, Lian will, to the extent permitted under applicable Laws, and at Landos’ sole cost and expense (unless the applicable termination giving rise to Landos’ rights under this Section 12.4(h) (Transfer of Regulatory Filings and Regulatory Approvals) was initiated by Landos pursuant to Section 12.3 (Early Termination), in which case such transfer will be at Lian’s sole cost and expense), assign and transfer to Landos all Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations for Licensed Products that are held by or owned by Lian or its Affiliates or Sublicensees as of the effective date of termination, with respect to the terminated Region, as the case may be.

(i)       Return of Confidential Information. Within [***] after the effective date of termination (but not expiration) of this Agreement in its entirety, each Party will, and cause its Affiliates to (i) destroy, all tangible items solely comprising, bearing or containing any Confidential Information of the other Party that are in such first Party’s or its Affiliates’ possession or Control, and provide written certification of such destruction, or (ii) prepare such tangible items of the other Party’s Confidential Information for shipment to such other Party, as such other Party may direct, at the first Party’s expense; provided, however, that, in any event, (A) each Party may retain copies of the Confidential Information of the other Party to the extent necessary to perform its obligations or exercise its rights that survive expiration or termination of this Agreement; and (B) each Party may retain copies of the Confidential Information of the other Party for its legal archives.

Article 13
DISPUTE RESOLUTION

13.1      Dispute Resolution; Escalation. The Parties recognize that disputes as to certain matters arising out of or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising out of or in connection with this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, any and all disputes between the Parties arising out of or in connection with this Agreement (other than matters within the purview of the JSC, which will be resolved in accordance with Section 5.5 (Decision-Making; Escalation to Senior Officers)), will first be referred to the Senior Officers for resolution. The Senior Officers will attempt to resolve the matter in good faith. If the Senior Officers fail to resolve such matter within [***] Business Days after the date on which the matter is referred to the Senior Officers (unless a longer period is agreed to by the Parties), then either Party may submit the dispute for final resolution by binding arbitration in accordance with Section 13.2 (Arbitration).

13.2      Arbitration. Except as set forth in Section 12.4(c) (License Grant to Landos) and this Section 13.2 (Arbitration), each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof that cannot be resolved pursuant to Section 13.1 (Dispute Resolution; Escalation) will be referred to and finally resolved by arbitration in accordance with the International Chamber of Commerce (the “Rules”) by an arbitral tribunal composed of three arbitrators, all of whom will have previous judicial experience and significant experience in the biopharmaceutical industry, with each Party appointing one arbitrator and the third arbitrator to be selected by agreement of the two arbitrators appointed by the Parties. If the two initial arbitrators are unable to select a third arbitrator within [***] days, then the third arbitrator will be appointed in accordance with ICC rules. The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party. Unless otherwise agreed by the Parties, all such arbitration proceedings will be held in [***]. All arbitration proceedings will be conducted in the English language. The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrators, or, in the absence of such determination, each Party will pay its own expenses. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. Notwithstanding any provision to the contrary set forth in this Agreement, any Party may seek equitable measures of protection in the form of attachment of assets or injunctive relief (including specific performance and injunctive relief) in any matter relating to the proprietary rights and interests of either Party from any court of competent jurisdiction, pending a decision by the arbitral tribunal in accordance with this Section 13.2 (Arbitration). The Parties hereby exclude any right of appeal to any court on the merits of such matter. The provisions of this Section 13.2 (Arbitration) may be enforced and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except to the extent necessary to confirm an award or as may be required by Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. The Parties agree that, in the event of a dispute over the nature or quality of performance under this

Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. Nothing in this Section 13.2 (Arbitration) will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Notwithstanding the Parties’ agreement to arbitrate, unless the Parties agree in writing in any particular case, claims and disputes between the Parties relating to or arising out of, or for which resolution depends in whole or in part on a determination of the interpretation, scope, validity, enforceability or infringement of, Patent Rights or of any Trademark rights relating to any Licensed Products will not be subject to arbitration under this Agreement, and the Parties may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such claims and disputes.

13.3      JURY WAIVER. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES TO ARBITRATE AS SET FORTH IN SECTION 13.2 (ARBITRATION). THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Article 14
MISCELLANEOUS

14.1      Assignment. This Agreement and the rights and obligations of each Party under this Agreement will not be assignable, delegable, transferable, pledged or otherwise disposed of by either Party without the prior written consent of the other Party; provided, however, that either Party may assign or transfer this Agreement together with all of its rights and obligations hereunder, without such consent (but with written notice to the other Party), (A) to an Affiliate or (B) to a successor in interest in connection with the transfer or sale of all or substantially all of its business or assets to which this Agreement relates, or in the event of its merger or consolidation, reorganization or similar transaction. Any permitted assignment of the rights and obligations of a Party under this Agreement will be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party. Any assignment in violation of this Section 14.1 (Assignment) will be null and void.

14.2      Choice of Laws. This Agreement will be governed by and interpreted under the Laws of the State of New York, without regard to the conflicts of law principles thereof. Any dispute, controversy, claim or difference of any kind whatsoever arising out of or in connection with this Agreement will be resolved exclusively in accordance with Section 13.2 (Arbitration); provided, however, that all questions concerning (a) inventorship of Patent Rights under this Agreement will be determined in accordance with Section 7.1 (Ownership of Inventions) and (b) the construction or effect of Patent Rights will be determined in accordance with the Laws of the country, Region or other jurisdiction in which the particular patent within such Patent Rights has been filed or granted, as the case may be. Any communication or proceedings resulting from disputes under this Agreement will be in English language. The Parties agree to exclude the application to this Agreement of the United Nations Conventions on Contracts for the International Sale of Goods (1980).

14.3      Notices. All notices that are required or permitted hereunder will be in writing and sufficient if delivered by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):

If to Landos:	[***] Attention: [***] Email: [***]
With copies to:	[***] Attention: [***] Email: [***] [***] Attention: [***] Email: [***]

If to Lian:	[***] Attention: [***] Email: [***]

With copies to:	[***] Attention: [***] Fax: [***] Email: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) on [***] after dispatch if sent by internationally-recognized overnight courier; or (b) on the [***] after dispatch if sent by registered or certified mail, postage prepaid, return receipt requested.

14.4      Severability. In the event that one or more provisions of this Agreement is held invalid, illegal or unenforceable in any respect, then such provision will not render any other provision of this Agreement invalid or unenforceable, and all other provisions will remain in full force and effect and will be enforceable, unless the provisions that have been found to be invalid or unenforceable will substantially affect the remaining rights or obligations granted or undertaken by either Party. The Parties agree to attempt to substitute for any invalid or unenforceable provision a provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

14.5      Integration. This Agreement, together with all schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, including, effective as of the Effective Date, the Term Sheet (provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder). In the event of a conflict between the Development Plan or any schedules or attachments to this Agreement, on the one hand, and this Agreement, on the other hand, the terms of this Agreement will govern. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.

14.6      Waivers and Amendments. The failure of any Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. The exercise by any Party of any right or election under the terms or covenants herein will not preclude or prejudice any Party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the Parties hereunder. Notwithstanding the authority granted to the JSC under this Agreement, (a) no waiver will be effective unless it has been given in writing and signed by the Party giving such waiver, and (b) no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

14.7      Independent Contractors; No Agency. Neither Party will have any responsibility for the hiring, firing or compensation of the other Party’s or such other Party’s Affiliates’ employees or for any employee benefits with respect thereto. No employee or representative of a Party or its Affiliates will have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on such other Party, without such other Party’s written approval. For all purposes, and notwithstanding any other provision to the contrary set forth in this Agreement, each Party’s legal relationship under this Agreement to the other Party will be that of independent contractor, and the relationship between the two Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes, except as otherwise required by applicable Law.

14.8      Affiliates, Sublicensees, and Contractors. To the extent that this Agreement imposes obligations on Affiliates, Sublicensees, or contractors of a Party, such Party will cause its Affiliates and its Sublicensees and contractors to perform such obligations, as applicable. Either Party may use one or more of its Affiliates, Sublicensees, or contractors to perform its obligations and duties or exercise its rights under this Agreement, solely to the extent permitted and as specified in this Agreement; provided that (a) each such Affiliate, Sublicensee, or contractor will perform any such obligations delegated to it in compliance with the applicable terms and conditions of this Agreement as if such Affiliate, Sublicensee, or contractor were a party hereto, (b) the performance of any obligations of a Party’s by its Affiliates, Sublicensees, or contractors will not diminish, reduce, or eliminate any obligation of such Party under this Agreement, and (c) subject to such Party’s assignment to an Affiliate pursuant to Section 14.1 (Assignment), such Party will remain liable under this Agreement for the prompt payment and performance of all of its obligations under this Agreement. Subject to this Section 14.8 (Affiliates, Sublicensees, and Contractors), if a Party exercises its rights and performs its obligations under this Agreement through one or more of its Affiliates, “Landos” will be interpreted to mean “Landos or its Affiliates” and “Lian” will be interpreted to mean “Lian or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations under this Agreement.

14.9      Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in achieving any objective, satisfying any condition, or performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts or events beyond the reasonable control of such Party, including, without limitation, acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances, government actions, unavailability of supplies, materials or transportation, fire, earthquakes, floods, epidemics, pandemics, the spread of infectious diseases, and quarantines (“Force Majeure”). The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable as of the Effective Date. In addition, a Force Majeure may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), or other Force Majeure event, such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other Force Majeure event. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder due to any such Force Majeure circumstances affecting such Party. The affected Party will notify the other Party in writing of any Force Majeure circumstances as soon as reasonably practical, and will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information. The affected Party shall promptly undertake all reasonable efforts necessary to cure such Force Majeure circumstances.

14.10   No Third Party Beneficiary Rights. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights on any other Third Party. This Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than, to the extent provided in Article 10 (Indemnification; Damages), the Indemnified Parties.

14.11   Non-exclusive Remedy. Except as expressly provided herein, the rights and remedies provided herein are cumulative and each Party retains all remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief, with respect to any breach of this Agreement.

14.12   Interpretation. The Article and Section headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement. Except as otherwise explicitly specified to the contrary, (a) references to an Article, Section or Schedule means an Article or Section of, or a Schedule to this Agreement and all subsections thereof, unless another agreement is specified; (b) references in any Section to any clause are references to such clause of such Section; (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; (d) references to particular Laws mean such Laws as in effect as of the relevant time, including all rules and regulations thereunder and any successor Laws in effect as of the relevant time, and including the then-current amendments thereto; (e) words in the singular or plural form include the plural and singular form, respectively; (f) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (g) the terms “including,” “include(s),” “such as,” “e.g.” and “for example” mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (h) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (i) “monthly” means on a calendar month basis, (j) “quarter” or “quarterly” means on a Calendar Quarter basis; (k) “annual” or “annually” means on a Calendar Year basis; (l) “year” means a 365-day period unless Calendar Year is specified; (m) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (n) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (o) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; (p) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (q) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Schedules); (r) neither Party or its Affiliates will be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided; (s) provisions that require that a Party, or the JSC hereunder “agree”, “consent” or “approve” or the like will be deemed to require that such agreement, consent or approval be specific and in writing in a written agreement, letter or approved minutes, but, except as expressly provided herein, excluding e-mail and instant messaging; and (t) the word “will” will be construed to have the same meaning and effect as the word “shall.”

14.13   Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement (including working collaboratively to correct and clerical, typographical, or other similar errors in this Agreement).

14.14   Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party under the rule of construction, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.15   Export Control. This Agreement is made subject to any restrictions required by applicable Laws concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technology licensed to it or other technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, except in compliance with U.S. export Laws and regulations.

14.16   Execution in Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative under seal, in duplicate on the Effective Date.

LANDOS BIOPharma, Inc.

/s/ Josep Bassaganya-Riera ____________

Name: Josep Bassaganya-Riera

Title: Chairman, President, and CEO

LIANBIO RESPIRATORY LIMITED

/s/ Debra Yu__________________________

Name: Debra Yu

Title: President & CBO

SCHEDULE 1.29

LICENSED COMPOUNDS

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SCHEDULE 1.76

LICENSED PATENTS

Patent Rights licensed by Landos

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SCHEDULE 2.8

KNOW-HOW TRANSFER

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